Exhibit 3

Annual General Meeting of Shareholders

Thursday, May 10, 2012

Management Information Circular

March 26, 2012

Dear Denison Shareholder,

On behalf of the Board of Directors, I would like to invite you to attend Denison’s annual general meeting of shareholders on Thursday, May 10, 2012 at St. Andrew’s Club & Conference Centre in Toronto. At this meeting, we will report on Denison’s performance in 2011 and our plans for the future of Denison. You will also have an opportunity to meet with and ask questions of management and the Board of Directors.

It is important to vote your shares. The attached Management Information Circular contains important information about the meeting, how you can vote, the nominated directors, governance of the Corporation and the compensation of Denison’s executives and directors.

2011 was a difficult year for the uranium industry. Nonetheless, Denison ended the year with a substantial increase in resources, in a financially sound position and with exciting plans for the future. We look forward to sharing our plans with you at the meeting.

The Board of Directors and I thank you for your continued support and interest in Denison.

Sincerely,

Ron F. Hochstein
President and Chief Executive Officer
Denison Mines Corp.

Contents

Notice of Annual Meeting

Management Information
Circular	1

Business of the Meeting	4
• Receiving the Consolidated Financial Statements
• The Election of Directors
• The Appointment of the Auditor

Denison’s Corporate Governance Practices	13

Director Compensation	22

Executive Compensation	27

Equity Compensation Plan Information	43

Additional Information	44

Appendix A:
The Board Mandate

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

You are invited to Denison’s Annual General Meeting of Shareholders.

When	Where
Thursday, May 10, 2012	St. Andrew’s Club & Conference Centre
4:00 p.m. Reception	150 King Street West
4:30 p.m. Meeting	Toronto, Ontario
M5H 1J9
www.standrewsclub.ca

The purpose of the Meeting is:

(a)	to receive the consolidated financial statements of Denison Mines Corp. for the year ended December 31, 2011, along with the auditor’s report on the statements;

(b)	to elect nine directors to the Board for the upcoming year;

(c)	to appoint the auditor for the upcoming year and to authorize the directors to fix the remuneration of the auditor; and

(d)	to transact such other business as may properly come before the Meeting.

Your vote is important. If you held shares in Denison Mines Corp. on March 21, 2012, you are entitled to receive notice of and vote at this Meeting or any postponement or adjournment of it.

The attached Management Information Circular describes who can vote, how to vote and what the Meeting will cover. Your package may also include a copy of the 2011 Annual Report, including the audited consolidated financial statements and related management’s discussion and analysis for the year ended December 31, 2011 (if you requested a copy). This information is also available on Denison’s website at www.denisonmines.com or by request to the Corporate Secretary of the Company at 595 Bay Street, Suite 402, Toronto, Ontario M5G 2C2.

If you are not able to attend the Meeting, please vote by using the enclosed proxy form and returning it to Computershare Investor Services Inc., 100 University Avenue, 9th Floor, Toronto, Canada, M5J 2Y1. Your proxy is due before 4:30 p.m. (Eastern Time) on May 8, 2012.

Yours truly,

Ron F. Hochstein
President and Chief Executive Officer

Toronto, Canada

March 26, 2012

MANAGEMENT INFORMATION CIRCULAR

About this Circular

You have received this Circular because you owned shares of Denison Mines Corp. on March 21, 2012, the record date. As a Shareholder, you have the right to attend the Annual General Meeting of Shareholders on May 10, 2012 and to vote your Shares in person or by proxy.

In this Circular, Denison or the Company means Denison Mines Corp., Shareholders means holders of Denison’s common shares and Shares means Denison’s common shares.

Management is soliciting your proxy for the 2012 Annual General Meeting of Shareholders. Management’s solicitation is being made primarily by mail, at Denison’s expense. Proxies may also be solicited personally or by telephone by directors, officers and employees of the Company.

The Board of Directors has approved the contents of this document and has directed management to send it to you. The information in the Circular is given as of March 26, 2012, unless otherwise noted.

This Circular provides the information that you need to vote at the Meeting.

•	If you are a registered holder of Shares, we have enclosed a proxy form that you can use if you choose not to vote at the Meeting.

•	If your Shares are held by a nominee, you may receive either a proxy form or voting instruction form and should follow the instructions provided by the nominee.

All amounts stated in this Circular are in United States dollars, unless otherwise indicated. References to “C$” mean Canadian dollars.

Voting Your Denison Shares

Registered Shareholders

If you were a registered Shareholder on the record date, you may vote in person at the Meeting or give another person authority to represent you and vote your Shares at the Meeting, as described below under “Voting by Proxy”.

Non-Registered Shareholders

Your Shares may not be registered in your name but in the name of a nominee, which is usually a trust company, securities broker or other financial institution. If your Shares are registered in the name of a nominee, you are a non-registered Shareholder. Your nominee is entitled to vote the Shares held by it on the record date. Your nominee is required to seek your instructions as to how to vote your Shares. You may vote your Shares through your nominee or in person.

2012 MANAGEMENT INFORMATION CIRCULAR

To vote your Shares through your nominee, you should follow the instructions of your nominee with respect to the procedures to be followed for voting. Generally, nominees will provide non-registered Shareholders with either: (a) a voting instruction form for completion and execution by you, or (b) a proxy form, executed by the nominee and restricted to the number of Shares owned by you, but otherwise uncompleted. These procedures are to permit non-registered Shareholders to direct the voting of the Shares that they beneficially own.

If you are a non-registered Shareholder and would like to vote your Shares in person at the Meeting, you should take the following steps:

1.	appoint yourself as the proxyholder by writing your own name in the space provided on the voting instruction form or proxy form, and

2.	follow the nominee’s instructions for return of the executed form or other method of response.

Do not otherwise complete the form. Your vote, or your designate’s vote, will be taken at the Meeting.

Voting by Proxy

If you will not be at the Meeting or do not wish to vote in person, we still encourage you to vote by using the enclosed proxy form. A proxy must be in writing and must be executed by you or by your attorney authorized in writing, unless you have chosen to complete your proxy by telephone or the Internet, as described on the enclosed proxy form.

Your Proxy Vote and Appointing a Proxyholder

On the proxy form, you can indicate how you want to vote your Shares, or you can let your proxyholder decide for you.

All Shares represented by properly completed proxies received at the Toronto office of Computershare Investor Services Inc. by 4:30 p.m. (Toronto time) on May 8, 2012 or the last business day before any adjourned or postponed Meeting will be voted or withheld from voting at the Meeting. Proxies should be delivered to:

Computershare Investor Services Inc.

Toronto Office, Proxy Department

100 University Avenue

9th Floor

Toronto, Ontario,

Canada M5J 2Y1

For more information on how to vote, Shareholders may contact Computershare by telephone at 1-800-564-6253 or by e-mail to service@computershare.com.

If you give directions on how to vote your shares, your proxyholder must vote (or withhold from voting) your Shares according to your instructions, including on any ballot votes that take place at the meeting. If you have not specified how to vote on a particular matter, then your proxyholder can vote your Shares as he or she sees fit. Your proxy authorizes the proxyholder to vote and act for you at the Meeting, including any continuation after an adjournment of the Meeting.

A proxyholder is the person you appoint to act on your behalf at the Meeting and to vote your Shares. You may choose anyone to be your proxyholder, including someone who is not a Shareholder of Denison. Simply fill in the name in the blank space provided on the enclosed proxy form. If you leave the space in the proxy form blank, the persons designated in the form, who are officers of Denison, are appointed to act as your proxyholder. If you have not specified whether or how to vote on a particular matter and the persons designated in the form are appointed as your proxyholder, your Shares will be voted as follows:

2012 MANAGEMENT INFORMATION CIRCULAR

•

for the election as directors of all nominees listed in this Circular (provided that if any of such individuals is unable to serve or otherwise withdraws his or her name, your proxyholder can nominate and vote for another individual at his or her discretion); and

•	for the reappointment of PricewaterhouseCoopers LLP as independent auditor until the next Annual Meeting of Shareholders and the authorization of the Board of Directors to set their remuneration.

Revoking Your Proxy

A registered Shareholder who has given a proxy may revoke it by delivering a written notice, stating that you want to revoke your proxy to: The Corporate Secretary, Denison Mines Corp., Atrium on Bay, Suite 402, 595 Bay St., Toronto, Ontario, Canada, M5G 2C2, at any time up to and including 4:30 p.m. (Eastern Time) on the last business day preceding the day of the Meeting, or by attending the meeting and notifying the Chair of the Meeting prior to the commencement of the Meeting that you have revoked your proxy.

The notice can be from you or your attorney, if he or she has your written authorization. If the Shares are owned by a corporation, the written notice must be from its authorized officer or attorney.

Additional Matters Presented at the Annual General Meeting

The enclosed proxy form or voting instruction form confers discretionary authority upon the persons named as proxies with respect to any amendments or variations to the matters identified in the Notice of Meeting and with respect to other matters which may properly come before the Meeting.

If you sign and return the proxy form and any matter is presented at the Meeting in addition, as an amendment or a variation to the matters described in the Notice of Meeting, the Denison officers named as proxies will vote in their best judgment. When this Circular went to press, Denison’s management was not aware of any matters to be considered at the Meeting other than the matters described in the Notice of Meeting or any amendments or variations to the matters described in the Notice. No director or executive officer has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in matters to be acted upon at the Meeting other than the election of directors or the appointment of the auditor.

Voting Securities

Denison’s Shares are the only shares issued by the Company. On March 21, 2012, the record date for the Meeting, the Company had 384,660,915 Shares issued and outstanding, and all of these Shares are entitled to be voted at the meeting.

In accordance with the provisions of the Business Corporations Act (Ontario), the Company prepared a list of Shareholders on the record date. Each Shareholder named on the list will be entitled to vote the Shares shown opposite his or her name on the list at the Meeting except if (a) the holder has transferred any of his or her Shares after the record date, and (b) the transferee of such Shares produces properly endorsed share certificates or otherwise establishes that he or she owns such Shares and demands, not later than ten business days before the Meeting, that his or her name be included in the list of Shareholders before the Meeting. In this case, the transferee Shareholder will be entitled to vote the Shares at the Meeting instead.

2012 MANAGEMENT INFORMATION CIRCULAR

Principal Holders of Shares

To the knowledge of Denison’s directors and executive officers, the only person or company who beneficially owns or exercises control or direction over, directly or indirectly, more than 10% of Denison’s Shares on March 21, 2012 was:

Name	Number of Shares	Percentage of Outstanding Shares on the Record Date
Korea Electric Power Corporation	58,000,000	15.08%
(“KEPCO”) through KEPCO
Canada Uranium Investment
Limited Partnership

This information was obtained from an Early Warning Report dated July 2, 2009 filed on behalf of KEPCO in accordance with the requirements of National Instrument 62-103 – The Early Warning System and Related Take-Over Bid and Insider Reporting Issues, and has not been independently verified by the Company.

Business of the Meeting

The purpose of the Meeting is:

(a)	to receive the consolidated financial statements of Denison Mines Corp. for the year ended December 31, 2011, along with the auditor’s report on the statements;

(b)	to elect nine directors to the Board for the upcoming year;

(c)	to reappoint PricewaterhouseCoopers LLP as the independent auditor for the upcoming year and to authorize the directors to fix the remuneration of the auditor; and

(d)	to transact such other business as may properly come before the Meeting.

Receiving the Consolidated Financial Statements

The consolidated financial statements of the Company for the fiscal year ended December 31, 2011 are included in Denison’s 2011 Annual Report, which has been mailed to the Company’s registered Shareholders and to non-registered Shareholders who requested it or is available on the Company’s website at www.denisonmines.com. Management will discuss Denison’s consolidated financial results at the Meeting, and Shareholders and proxyholders will be given an opportunity to discuss these results with management.

The 2011 Annual Report is available on Denison’s website at www.denisonmines.com, on the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com and on the U.S. Securities and Exchange Commission’s (SEC) website at www.sec.gov/edgar.shtml.

The Election of Directors

In this Circular, the Board means the Board of Directors of Denison Mines Corp.

At its meeting on March 8, 2012, the Board decided that nine directors are to be elected at the Meeting. All of the proposed nominees are currently directors of Denison and have been directors since the dates indicated below. Denison’s articles of amalgamation provide for a minimum of three and a maximum of ten directors on the Board.

Each of the nominated directors is eligible to serve as a director and has expressed his or her willingness to do so. Directors who are elected will serve until the end of the next annual meeting or until a successor is elected or appointed.

2012 MANAGEMENT INFORMATION CIRCULAR

Unless otherwise instructed, proxies and voting instructions given pursuant to this solicitation by Denison’s management will be voted FOR the election of the proposed nominees. If any proposed nominee is unable to serve as a director or withdraws his or her name, the named proxyholders reserve the right to nominate and vote for another individual in their discretion.

Denison’s Board recognizes that the quality of its directors is an important factor in the overall success of the Corporation. Denison is committed to ensuring that its Board is composed of members who have the competencies, capabilities and diversity required to understand Denison’s business, along with the integrity and motivation required to properly discharge their fiduciary duties in the long term best interests of the Company and all of its Shareholders.

When considering the Board as a whole and assessing directors’ candidacy for the Board, the Corporate Governance and Nominating Committee follows its established guidelines for the Board’s composition and seeks directors that have some or all of the following attributes:

•	Financial accreditation and/or financial literacy

•	Sound business experience and expertise

•	Corporate governance experience

•	Industry specific experience and knowledge, such as mining, environment, energy and safety and occupational health

•	Experience in government relations, corporate operations and regulatory issues

•	Financing and merger/acquisition experience

•	Strong reputation within the financial and business communities

•	Strong board skills, such as integrity, networking abilities, interpersonal skills, ability to think strategically and act independently

•	Independence, as such term is defined by the Canadian Securities Administrators

When determining nominees for election, the Board also considers its strategic relationship with its largest shareholder, KEPCO. Denison and KEPCO have entered into a strategic relationship agreement, under which the Board must nominate two persons designated by KEPCO for election as directors at any Shareholder meeting where directors are to be elected, so long as KEPCO holds at least 15% of the outstanding Shares (or one director if KEPCO holds between 5% and 15%). At this year’s Meeting, KEPCO is entitled to two nominees. KEPCO has designated Messrs. Chang and Kim as its two nominees.

The Board has adopted a Share ownership requirement for its members. Non-employee directors must own Shares with a cost equal to twice the value of their annual director retainers. The Board exempted Messrs. Chang and Kim from this requirement as nominees of KEPCO, the Corporation’s largest Shareholder.

The table below sets out information about each nominated director as of March 26, 2012, including their background and experience, main areas of expertise, other boards of which they are members and their equity holdings in the Company. Each director has provided the information about the Shares that he or she owns or over which he or she exercises control or direction.

2012 MANAGEMENT INFORMATION CIRCULAR

Profiles of the Nominated Directors

Joo-Ok Chang, 57 Seoul, Korea Shares: Nil Options: 137,500

Joo-Ok Chang is Executive Vice President and Chief Global Business Officer of KEPCO, an international electric power company head quartered in Korea. Until February 2009, Mr. Chang served as Director and General Manager of Korea East-West Power Co. Ltd., a KEPCO subsidiary. Mr. Chang has been with the KEPCO Group for 25 years. Since joining KEPCO in 1984, he has held a variety of positions, ranging from resource development to planning and marketing. Mr. Chang holds an LL.M. from Indiana University Bloomington, an M.B.A. from Helsinki School of Economics and a B.A. (Law) from Konkuk University, Korea.

Mr. Chang is also a director of Cockatoo Coal Ltd. (AX).

Areas of Expertise: Finance, Management, Energy, International Business, Law, Operations

Denison Board Details:

•       Director since June 23, 2009

•       Not independent

•       Exempted from Share ownership requirement as a nominee of KEPCO

•       Member of the Environment, Health and Safety Committee

John H. Craig, 64 Toronto, ON Canada Shares: 83,000 Options: 137,500

John Craig is a partner at a leading Canadian law firm, practicing in securities law with a focus on equity financings both for underwriters and issuers with an emphasis on resource companies, TSX listings, dealings with the TSX and Ontario Securities Commission for listed public companies, takeovers and issuer bids and going private transactions. His mergers and acquisitions experience involves mergers of public companies, both listed and unlisted and acquisitions of listed companies by unlisted and private concerns. Mr. Craig is also involved with international resources in negotiation and drafting of mining, oil and gas concession agreements, joint venture agreements, operating agreements and farm-in agreements in a variety of countries. Mr. Craig received his B.A. and LL.B. from the University of Western Ontario and was admitted to the Ontario Bar in 1973.

Mr. Craig is also a director of Africa Oil Corp. (TSX-V), BlackPearl Resources Inc. (TSX), Consolidated HCI Holdings Corp. (TSX), Corsa Coal Corp. (TSX-V), Etrion Corporation (TSX), Lundin Mining Corporation (TSX) and Sirocco Mining Inc. (TSX-V).

Areas of Expertise: Finance, Law, International Business, Mining and Exploration, Corporate Governance, Compensation

Denison Board Details:

•       Director since May 9, 1997

•       Lead Director since May 6, 2010

•       Independent

•       Complies with Share ownership requirement

•       Member of the Corporate Governance and Nominating Committee

2012 MANAGEMENT INFORMATION CIRCULAR

W. Robert Dengler, 71 Aurora, ON Canada Shares: 179,040 Options: 281,500

Robert Dengler is currently engaged as a Corporate Director. In 2006, Mr. Dengler retired from his position as Non-Executive Vice-Chairman of Dynatec Corporation. Until January 2005, Mr. Dengler served as President and Chief Executive Officer of Dynatec Corporation, a position which he held for 25 years. Before founding Dynatec, Mr. Dengler was a partner and Vice-President & General Manager of J.S. Redpath Limited. Mr. Dengler has more than 40 years of management experience. Mr. Dengler obtained his B.Sc. from Queen’s University in 1964.

Mr. Dengler is also a director of IAMGOLD Corporation (TSX).

Areas of Expertise: Finance, International Business, Mining and Exploration, Compensation, Operations

Denison Board Details:

•      Director since December 1, 2006. Served as a director of a predecessor of Denison since 2004

•      Independent

•      Complies with Share ownership requirement

•      Chair and member of the Compensation Committee

•      Chair and member of the Environment, Health and Safety Committee

Brian D. Edgar, 62 Vancouver, BC Canada Shares: 70,000 Options: 137,500

Brian Edgar is currently the Chairman of Silver Bull Resources Inc., a mineral exploration company listed on both the NYSE Amex and the TSX. He also serves as President and Chief Executive Officer of Dome Ventures Corporation, a wholly-owned subsidiary of Silver Bull. Mr. Edgar is a lawyer who practiced corporate and securities law for 16 years. In 1992, Mr. Edgar, along with Mr. Rand, established Rand Edgar Capital Corp. (succeeded by Rand Edgar Investment Corp.), a private investment company of which Mr. Edgar is a director.

Mr. Edgar[1] is also a director of BlackPearl Resources Inc. (TSX), Lucara Diamond Corp. (TSX), Lundin Mining Corporation (TSX), ShaMaran Petroleum Corp. (TSX-V) and Silver Bull Resources Inc. (Chairman) (AMEX, TSX).

Areas of Expertise: Finance, International Business, Mining and Exploration, Law, Corporate Governance, Compensation

Denison Board Details:

•      Director since March 22, 2005

•      Independent

•      Complies with Share ownership requirement

•      Chair and member of the Corporate Governance and Nominating Committee

•      Member of the Audit Committee

2012 MANAGEMENT INFORMATION CIRCULAR

Ron F. Hochstein, 50 Coquitlam, BC Canada Shares: 918,000 Options: 821,500

Ron Hochstein was appointed President and Chief Executive Officer of the Company in 2009, after having served as its President and Chief Operating Officer since 2006 when International Uranium Corporation (“IUC”) and Denison Mines Inc. combined to form the Company. Before then, Mr. Hochstein served as President and Chief Executive Officer of IUC. Mr. Hochstein joined the Company in October 1999 as Vice-President, Corporate Development and later served as Vice-President and Chief Operating Officer, prior to his appointment as President and Chief Executive Officer in April 2000. Prior to joining the Company, Mr. Hochstein was a Project Manager with Simons Mining Group and was with Noranda Minerals as a metallurgical engineer. Mr. Hochstein is a Professional Engineer and holds an M.B.A. from the University of British Columbia and a B.Sc. from the University of Alberta.

Mr. Hochstein is also a director of Fortress Minerals Corp. (Chairman) (TSX-V), JNR Resources Inc. (TSX-V), Sirocco Mining Inc. (TSX-V) and Virginia Energy Resources Inc. (TSX-V).

Areas of Expertise: Finance, Management, International Business, Mining and Exploration, Operations, Compensation

Denison Board Details:

•      Director since April 6, 2000

•      Non independent

•      Share ownership requirement does not apply

•      Member of the Environment, Health and Safety Committee

Tae-Wan Kim, 54 Seoul, Korea Shares: Nil Options: 117,500

Tae-Wan Kim is currently the Director of the Power Generation Department, KHNP, which is a subsidiary of KEPCO. Prior to that, he served as General Manager of KHNP’s Ulchin Nuclear Power Plant from February 1995 to December 2008. Mr. Kim has worked for KHNP and KEPCO in various capacities since 1978. He has an extensive knowledge of the global nuclear industry and regulatory issues, with a specialization in the areas of nuclear power plant construction, safety and performance. Mr. Kim received a Bachelor of Engineering degree from Hanyang University, Seoul, Korea in 1979.

Areas of Expertise: Finance, Management, Operations, Energy

Denison Board Details:

•      Director since May 7, 2010

•      Not independent

•      Exempted from Share ownership requirement as a nominee of KEPCO

2012 MANAGEMENT INFORMATION CIRCULAR

Lukas H. Lundin, 53 Vancouver, BC Canada Shares: 1,050,000 Options: 175,000

Lukas Lundin has served as Chairman of the Board since March 23, 1998, except from June 2009 to February 2010. Mr. Lundin served as Interim Chief Executive Officer of the Company for two months in 2009 until Mr. Hochstein’s appointment to that position. Mr. Lundin was educated at the École Internationale de Genève in Switzerland. In 1981, Mr. Lundin graduated from the New Mexico Institute of Mining and Technology (engineering). Mr. Lundin headed International Petroleum Corporation’s international operations and was based in the Company’s technical office in Dubai, U.A.E. for over 12 years. From 1990 to June 1995, Mr. Lundin was President of International Musto Exploration Limited and was responsible for Musto’s acquisition of the Bajo de la Alumbrera deposit. Mr. Lundin was also responsible for Argentina Gold Corp. and the discovery of the multi-million ounce Veladero gold deposit.

Mr. Lundin is also a director of Fortress Minerals Corp. (TSX-V), Lucara Diamond Corp. (Chairman) (TSX), Lundin Mining Corporation (Chairman) (TSX), Lundin Petroleum AB (OMX), NGEx Resources Inc. (Chairman) (TSX), Sirocco Mining Inc. (Chairman) (TSX-V), and Vostok Nafta Investment Ltd. (Chairman) (OMX).

Mr. Lundin is a director of the Lundin Foundation, a not-for-profit organization. In 2010, Denison’s independent directors approved a donation by Denison of $658,000 to the Lundin Foundation. This donation was made in 2011.

Areas of Expertise: Finance, Management, Operations, Mining and Exploration, International Business, Compensation

Denison Board Details:

•      Director since May 9, 1997

•      Chairman of the Board

•      Not independent

•      Complies with Share ownership requirement

William A. Rand, 69 Vancouver, BC Canada Shares: 105,000 Options: 137,500

William Rand is a Director of Rand Edgar Investment Corp., a private investment company which invests in early stage venture capital companies. Mr. Rand practiced corporate/securities law for nearly 25 years before retiring from the practice of law in 1992 to establish Rand Edgar Capital Corp. (succeeded by Rand Edgar Investment Corp.). Mr. Rand received a Bachelor of Commerce degree (Honours Economics) from McGill University, a law degree from Dalhousie University and a Master of Laws degree in international law from the London School of Economics and a Doctor of Laws honoris causa from Dalhousie University.

Mr. Rand[1] is also a director of Lundin Mining Corporation (TSX), Lundin Petroleum AB (OMX), New West Energy Services Inc. (TSX-V), NGEx Resources Inc. (TSX) and Vostok Nafta Investment Ltd. (OMX).

Areas of Expertise: Finance, Management, International Business, Compensation, Law

Denison Board Details:

•      Director since May 9, 1997

•      Independent

•      Complies with Share ownership requirement

•      Member of the Audit Committee

•      Member of the Compensation Committee

2012 MANAGEMENT INFORMATION CIRCULAR

Catherine Stefan, 59 Toronto, ON Canada Shares: 80,280 Options: 268,020

Catherine Stefan is currently President of Stefan & Associates, a consulting firm. Ms. Stefan served as Chief Operating Officer of O&Y Properties Inc. from 1996 to 1998. From 1999 until 2008, Ms. Stefan was Managing Partner of Tivona Capital Corporation, a private investment firm. Ms. Stefan obtained her Bachelor of Commerce degree from the University of Toronto in 1973. Ms. Stefan is a Chartered Accountant with 30 years of business experience, primarily in senior management of public companies in the real estate sector.

Ms. Stefan also serves as an officer of the Golf Association of Ontario, York District.

Areas of Expertise: Management, Finance, International Business, Compensation, Law

Denison Board Details:

•      Director since December 1, 2006. Served as a director of a predecessor of Denison since 2004

•      Independent

•      Complies with Share ownership requirement

•      Chair and member of the Audit Committee

•      Member of the Corporate Governance and Nominating Committee

•      Sole director on the Company’s SOX Steering Committee

Note on Messrs. Edgar and Rand:

1.	Messrs. Edgar and Rand were directors of New West Energy Services Inc. (TSX-V), when a cease trade order was issued against that company by the British Columbia Securities Commission on September 5, 2006 for failure to file its financial statements within the prescribed time. The default was rectified and the order was rescinded on November 9, 2006. Mr. Edgar resigned in August 2009.

2011 Attendance Record

At Denison, we believe that attendance at meetings is a critical ingredient to an engaged and effective Board. Personal attendance at Board and committee meetings is expected of all directors. Directors can participate by teleconference if they cannot attend in person, but they receive a reduced meeting fee for attendance by phone. The table below shows the number of Board and committee meetings each director attended in 2011.

At every Board and committee meeting including those held by teleconference, directors have an opportunity to meet in camera without management present. The independent directors also hold separate meetings as and when required, but at least once per year. In 2011, all five independent directors personally attended the annual meeting of independent directors.

Name	Board	Audit Committee	Compensation Committee	Environment, Health & Safety Committee	Corporate Governance & Nominating Committee
Joo-Ok Chang	3 of 8 37%			1 of 3 33%
John H. Craig	8 of 8 100%				3 of 3 100%
W. Robert Dengler	6 of 8 75%		3 of 3 100%	3 of 3 100%
Brian D. Edgar	7 of 8 87%	5 of 5 100%			3 of 3 100%
Ron F. Hochstein	8 of 8 100%			3 of 3 100%
Tae-Wan Kim	4 of 8 50%
Lukas H. Lundin	8 of 8 100%		1 of 2[1] 50%
William A. Rand	8 of 8 100%	5 of 5 100%	3 of 3 100%
Catherine J.G. Stefan	8 of 8 100%	5 of 5 100%			3 of 3 100%

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Note to 2011 Attendance Record:

1.	Lukas Lundin was not reappointed to the Compensation Committee after the 2011 Annual General Meeting of Shareholders, as the Board felt it was important that the Compensation Committee be composed entirely of independent directors.

Personal attendance at meetings by Messrs. Chang and Kim has been difficult given the travel involved. Both directors have made efforts to attend meetings by teleconference, although the time change between Seoul and Toronto has made participation difficult. The Board is working with both directors to improve their attendance at meetings.

Information about Denison’s Relationship with KEPCO

Two of the nominees for election, Messrs. Chang and Kim, are employed by KEPCO. KEPCO is the primary utility in South Korea and an international supplier of nuclear reactors worldwide. KEPCO has its head office in Seoul, South Korea. Through its corporate holdings, KEPCO is a significant Shareholder of the Company. In 2009, Denison entered into two important arrangements with KEPCO, as follows:

•

Denison entered into a uranium off take agreement with KEPCO, whereby KEPCO now purchases 20% of Denison’s annual uranium production (±10%) or a minimum of 350,000 pounds U3O8 (±10%) per year until 2015. It also has the option to continue to purchase 20% of production after 2015 subject to certain conditions.

•

Denison and KEPCO entered into a strategic relationship agreement, which provides for a long-term collaborative business relationship. Under this agreement, the Board must nominate two persons designated by KEPCO for election as directors at any Shareholder meeting where directors are to be elected, so long as KEPCO holds at least 15% of the outstanding Shares (or one director if KEPCO holds between 5% and 15%). At this year’s Meeting, KEPCO is entitled to two nominees. The agreement also provides KEPCO a right of first offer if Denison intends to sell any of its substantial assets and gives KEPCO with a right to participate in certain purchases of substantial assets which Denison proposes to acquire. The agreement also gives KEPCO the right to participate in future offerings of Shares of a certain size in order to preserve its interest in the Company.

The Appointment of the Auditor

PricewaterhouseCoopers LLP (“PwC”) has been the Company’s independent auditor since 1997. You may either vote for reappointing PwC as Denison’s auditor to hold office until the end of the next annual meeting and authorizing the directors to fix its remuneration or you can withhold your vote. Unless otherwise instructed, the named proxyholders will vote for reappointing PwC and authorizing the directors to fix PwC’s remuneration.

As part of the Company’s corporate governance practices, the Audit Committee pre-approves all of the services performed by PwC to ensure that the independence of the Company’s auditor is not compromised through engaging it for other services. All services provided by the Company’s auditor are pre-approved by the Audit Committee as they arise or through an annual pre-approval of amounts for specific types of services. All services performed by Denison’s auditor comply with professional standards and securities regulations governing auditor independence.

The table below shows the fees that Denison paid to PwC for its services in 2011 and 2010. Services were billed and paid in Canadian dollars and have been translated into U.S. dollars using an average annual exchange rate of: $0.9891 for 2011 and $1.0303 for 2010.

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	$000,0000	$000,0000	$000,0000	$000,0000
Financial Year Ending	Audit Fees[1]	Audit Related Fees [2]	Tax Fees [3]	All Other Fees[4]
December 31, 2010	$506,238	$142,689	$28,075	$158,010
December 31, 2011	$540,952	$178,346	$37,516	$53,079

Notes to auditor’s fees:

1.	The aggregate fees billed for audit services.
2.	The aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not disclosed in the Audit Fees column. Fees relate to reviews of interim consolidated financial statements and internal controls over financial reporting.
3.	The aggregate fees billed for tax compliance, tax advice, and tax planning services, such as transfer pricing and tax returns.
4.	The aggregate fees billed for professional services other than those listed in the other three columns. For 2010, “All Other Fees” relates to the Company’s equity financing during the year and work in connection with the adoption of International Financial Reporting Standards (“IFRS”). For 2011, “All Other Fees” relates to the Company’s equity financing during the year.

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Denison’s Corporate Governance Practices

This section of the Circular describes Denison’s corporate governance practices with reference to the framework provided in National Policy 58-201—Corporate Governance Guidelines and National Instrument 58-101—Disclosure of Corporate Governance Practices (collectively, the “Governance Guidelines”) of the Canadian Securities Administrators.

Denison is a reporting issuer in all of the provinces of Canada and is classified as a foreign private issuer by the U.S. Securities and Exchange Commission. The Shares trade on the Toronto Stock Exchange (DML:TSX) and on NYSE Amex (DNN:AMEX). As such, Denison adheres to Canadian corporate governance requirements and also complies with the requirements of NYSE Amex. The Corporate Governance and Nominating Committee closely monitors this regulatory environment and, where applicable, makes recommendations to the Board to modify the Company’s governance practices as needed.

Denison’s Code of Ethics & Whistleblower Policy

The Company is committed to conducting its business in compliance with the law and the highest ethical standards. The Company has adopted a written Code of Ethics which applies to directors, officers and all employees of the Company. The Code of Ethics sets out principles and standards for honest and ethical behavior at Denison and covers the following key areas:

•	compliance with applicable laws

•	conflicts of interest

•	insider trading

•	quality of disclosure and accountability

•	confidentiality and corporate opportunity

•	reporting illegal or unethical behavior

Directors, officers or employees who have concerns about violations of laws, rules or regulations, or of the Code of Ethics are to report them to the Corporate Secretary or to the Chair of the Audit Committee. Following receipt of any complaints, the Corporate Secretary of the Company or Chair of the Audit Committee, as the case may be, will investigate each matter so reported and report to the Audit Committee. The Audit Committee has primary authority and responsibility for monitoring compliance with and enforcing the Code of Ethics, subject to the supervision of the Board.

The Code of Ethics is available on the Company’s website at www.denisonmines.com or on SEDAR under the Company’s profile at www.sedar.com.

In support of the Whistleblower Policy, Denison has established a third party web-based reporting service so that any employee can report any issue or instance of misconduct easily and confidentially

The Audit Committee has established a policy and procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters (the “Whistleblower Policy”), to encourage employees, officers and directors to raise concerns regarding accounting, internal controls or auditing matters, on a confidential basis free from discrimination, retaliation or harassment.

The Disclosure Policy

Denison has developed a Disclosure Policy as part of its ongoing commitment to full and fair financial disclosure and best practices in corporate reporting and governance. This policy outlines the internal control structures that Denison has established to effectively manage the dissemination of material information to the public and remain compliant with all applicable legal and business requirements. The Disclosure Policy is available on the Company’s website at www.denisonmines.com or on SEDAR under the Company’s profile at www.sedar.com.

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Shareholder Communications

The Board has put structures in place to ensure effective communication between the Company, its Shareholders and the public. The Company has established an investor relations procedure whereby most Shareholder concerns are dealt with on an individual basis, usually by providing requested information. Significant Shareholder concerns are brought to the attention of management or the Board. Shareholders are informed of developments in the Company by the issuance of timely press releases which are concurrently posted to the Company’s website and filed on SEDAR.

The Board monitors the policies and procedures that are in place to provide for effective communication by the Company with its Shareholders and with the public generally, including effective means to enable Shareholders to communicate with senior management and the Board. The Board also monitors the policies and procedures that are in place to ensure a strong, cohesive, sustained and positive image of the Company with Shareholders, governments and the public generally.

Shareholders, employees or other interested parties may communicate directly with the Chairman of the Board, the Lead Director and other independent directors by writing to them at Denison’s Toronto office, at the following address:

Denison Mines Corp.

595 Bay Street

Suite 402

Toronto, ON

M5G 2C2

Envelopes should be marked “Confidential” and to the attention of the appropriate party.

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The Board of Directors

Denison’s Board is currently comprised of nine directors. The size and composition of the Board reflects a breadth of backgrounds and experience that is important for effective governance and oversight of an international corporation in the mining industry. It is proposed that nine directors be elected at the Meeting, a majority of who are independent.

Independence

The Board is responsible for determining whether or not each director is independent. This assessment is made in accordance with standards of the Canadian Securities Administrators in National Instrument 52-110 – Audit Committees (“NI 52-110”) and the Governance Guidelines. With the assistance of the Corporate Governance and Nominating Committee, the Board reviews each director’s independence annually and upon the appointment or election of a new director. The Board last considered this matter at its meeting on March 8, 2012. The following table sets out the Board’s determination and reasoning with respect to each nominee for election at the Meeting:

Name	Independent	Not independent	Reason for not independent status
Joo-Ok Chang		X	Mr. Chang could be regarded as having an indirect material relationship which could reasonably be expected to interfere with his exercise of independent judgment, considering the Company’s strategic relationship with KEPCO, KEPCO’s significant shareholding in Denison and his position with KEPCO.

John H. Craig	X

W. Robert Dengler	X

Brian D. Edgar	X

Ron F. Hochstein		X	President and Chief Executive Officer of Denison

Tae-Wan Kim		X	Mr. Kim could be regarded as having an indirect material relationship which could reasonably be expected to interfere with his exercise of independent judgment, considering the Company’s strategic relationship with KEPCO, KEPCO’s significant shareholding in Denison and his position with KEPCO.

Lukas H. Lundin		X	As Chairman of the Board, Mr. Lundin is involved with the Company on capital raising and corporate development opportunities which could be regarded as having an indirect material relationship which could reasonably be expected to interfere with his exercise of independent judgment.

William A. Rand	X

Catherine J.G. Stefan	X

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The Board believes that adequate structures and processes are in place to facilitate the functioning of the Board independently of management for a number of reasons:

• The Board has a Lead Director	Mr. Craig was appointed as the Lead Director by the Board upon the recommendation of the Corporate Governance and Nominating Committee in 2010 to preside at the independent sessions and to perform such other duties as the Board may determine, like the responsibility for leading all Board meetings. The Lead Director facilitates the functioning of the Board independently of management, serves as an independent leadership contact for directors and assists in maintaining and enhancing the quality of the Company’s corporate governance. With his extensive experience in corporate governance matters, Mr. Craig is leading and managing the Board in a manner that ensures that it functions independently of management, in an effective and efficient manner.

• The Audit, Compensation and Corporate Governance and Nominating Committees are entirely independent.	Aside from the Environment, Health and Safety Committee, all of the Board’s standing committees are composed entirely of independent directors. The Board has considered the memberships of Messrs. Hochstein and Chang on the Environment, Health and Safety Committee and determined that their operational experience is a benefit to the committee and that their lack of independence does not interfere with that committee’s responsibilities or interfere with their judgment.

• The Board regularly meets without management.	The Board has an opportunity to meet in camera without management at every Board and committee meeting. In addition, not less than once per year, the independent directors also meet formally in person. Only independent directors attend the in camera sessions of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee, as all of the members of these committees are independent.

• The Board, a committee or an individual director may engage an independent advisor.	Individual directors may, in appropriate circumstances and with the authorization of the applicable committee or the Chairman, engage independent advisors at the expense of the Company.

The Role of the Board

The Board is responsible for overseeing the management of the business and affairs of Denison, with a view to the long-term best interests of the Company. The Board has adopted a formal mandate setting out the role and responsibilities of the Board (see Appendix A). In order to delineate the roles and responsibilities of the Chairman of the Board, the Lead Director and the President and Chief Executive Officer, the Board has also adopted written position descriptions for each of these positions.

In discharging its stewardship over the Company, the Board has undertaken the following specific duties and responsibilities:

•	satisfying itself as to the integrity of the Chief Executive Officer and other executive officers and as to a culture of integrity throughout the Company;
•	approving, supervising and providing guidance to management on the Company’s strategic planning process;
•	identifying the principal risks of the Company’s business and ensuring management’s implementation and assessment of appropriate risk management systems;
•	ensuring that the Company has highly qualified management and adequate and effective succession plans for senior management;
•	overseeing the Company’s communications policy with its Shareholders and with the public generally; and
•	assessing directly and through its Audit Committee, the integrity of the Company’s internal control and management information systems.

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Generally, operations in the ordinary course or that are not in the ordinary course and do not exceed material levels of expenditures or commitment on the part of the Company have been delegated to management. Decisions relating to matters that are not in the ordinary course and that involve material expenditures or commitments on the part of the Company generally require prior approval of the Board. As the Board has plenary power, any responsibility which is not delegated to management or a Board committee remains with the Board.

The responsibilities of the Lead Director include presiding over Board meetings, assuming principal responsibility for the Board’s operation and functioning independent of management and ensuring that Board functions are effectively carried out.

The Role of the CEO

Denison’s Chief Executive Officer is appointed by the Board and, subject to the oversight of the Board, is responsible for the management of the Company’s business, providing leadership and vision, developing and recommending significant corporate strategies and objectives for approval by the Board, and developing and recommending to the Board annual operating budgets.

Each year, the CEO develops annual objectives which are reviewed by the Compensation Committee and then recommended to the Board for approval. The CEO is accountable to the Board and its committees, and the Compensation Committee conducts a formal review of his performance each year. The Board has also established limits of authority for the CEO. These are described in the Company’s delegation of authority policy, which was approved by the Board in 2008. The Board has also adopted a position description for the CEO.

Board Committees

To assist the Board with its responsibilities, the Board has established four standing committees: the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee and the Environment, Health and Safety Committee (the “EHS Committee”). Each committee has a written mandate and reviews its mandate annually.

Each of the standing committees has responsibility in its area of expertise for identifying the principal risks in Denison’s business and monitoring management’s implementation and assessment of appropriate risk management systems.

The Audit Committee

The Audit Committee has three members:

•	Catherine Stefan (Chair)

•	Brian Edgar

•	William Rand

Members of the Audit Committee must be independent and financially literate for the purposes of NI 52-110 and the requirements of NYSE AMEX. All three members are also considered by the Company to have financial expertise within the meaning of the Sarbanes Oxley Act of 2002. Mr. Edgar has a law degree and practiced for 16 years in corporate finance law. In addition, he has served as President and Chief Executive Officer of a public company since 2005 and served on public company boards and audit committees for over 30 years. Mr. Rand has a Bachelor of Commerce degree with a major in accounting and two law degrees, with extensive experience in corporate finance. Moreover, Mr. Rand has been actively involved as an audit committee member for many years on a number of public companies. Ms Stefan is a Chartered Accountant with a Bachelor of Commerce degree. In addition, she has held the position of Senior Vice President of a public company. The Audit Committee meets a minimum of four times each year.

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The Audit Committee oversees the accounting and financial reporting processes of the Company and its subsidiaries and all audits and external reviews of the financial statements of the Company, on behalf of the Board, and has general responsibility for oversight of internal controls, and accounting and auditing activities of the Company and its subsidiaries. The Audit Committee reviews, on a continuous basis, any reports prepared by the Company’s auditor relating to the Company’s accounting policies and procedures, as well as internal control procedures and systems. The Audit Committee is also responsible for examining all financial information, including annual and quarterly financial statements, prepared for securities commissions and similar regulatory bodies prior to filing or delivery of the same.

All auditing services and non-audit services to be provided to the Company by the Company’s auditor are pre-approved by the Audit Committee, and the Audit Committee reviews the independence of PwC, the Company’s external auditor. The Audit Committee also oversees the annual audit process, the quarterly review engagements, the Company’s internal accounting controls, the Code of Ethics and Whistleblower Policy. The Audit Committee recommends to the Board the firm of independent auditor to be nominated for appointment by the Shareholders.

The Audit Committee also oversees the internal audit function, and the internal auditor reports directly to the Chair of the Audit Committee.

The Audit Committee met five times in 2011. It met in camera without management present at every meeting with the external auditor.

For information required by NI 52-110, please refer to the Company’s Annual Information Form under the heading “Standing Committees – Audit Committee”.

The Compensation Committee

The Compensation Committee has two members:

•	Robert Dengler (Chair)

•	William Rand

Members of the Compensation Committee must be independent and have experience and skills relevant to executive compensation. Mr. Dengler brings over 25 years of first-hand experience working with executive compensation in the mining industry, serving as Chief Executive Officer of Dynatec Corporation. Mr. Dengler has been the Chair of Denison’s Compensation Committee since 2006 and is also actively involved as a compensation committee member of the Board of Directors of IAMGOLD Corporation. Mr. Rand has extensive experience in executive compensation, as a compensation committee member of five public companies. Additionally, Mr. Rand draws on the skills and knowledge of executive compensation and disclosure issues which he acquired during his long career as a corporate securities lawyer.

The Compensation Committee is responsible for the Company’s executive compensation policy. The Compensation Committee evaluates the Chief Executive Officer’s performance and establishes both the elements and amounts of the Chief Executive Officer’s compensation. The Compensation Committee, in conjunction with the Board, also reviews management’s recommendations for, and approves the compensation of, the other officers of the Company and determines the general compensation structure, policies and programs of the Company, including the extent and level of participation in incentive programs. The Compensation Committee reviews and approves the executive compensation disclosure included in the Company’s Circular each year.

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The Compensation Committee is also responsible for overseeing compensation risk and talent and succession risk. Earlier this year, both the Compensation Committee and the Corporate Governance and Nominating Committee developed a succession plan for the CEO’s position, which was approved by the Board in March 2012.

The Compensation Committee has also been mandated to review the adequacy and form of the compensation of directors and to ensure that such compensation realistically reflects the responsibilities and risks involved in being an effective director.

The Compensation Committee met three times during 2011 to address matters pertaining to its mandate.

The Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee has three members:

•	Brian Edgar (Chair)

•	John Craig

•	Catherine Stefan

Members of the Corporate Governance and Nominating Committee must be independent.

This Committee is responsible for Denison’s approach to corporate governance, monitors the regulatory environment and recommends changes to the Company’s practices when appropriate. The Corporate Governance and Nominating Committee oversees the effective functioning of the Board and the relationship between the Board and management. The Corporate Governance and Nominating Committee ensures that the Board can function independently of management as required, makes recommendations with respect to the appointment of a Lead Director, identifies individuals qualified to become new Board members and recommends to the Board the director nominees at each annual meeting of Shareholders and, with the assistance of the Board and where necessary, develops an orientation and education program for new recruits to the Board.

In identifying possible nominees to the Board, the Corporate Governance and Nominating Committee considers the competencies and skills necessary for the Board as a whole, the skills of existing directors and the competencies and skills each new nominee will bring to the Board, as well as whether or not each nominee will devote sufficient time and resources to the Board and whether he or she is independent within the meaning of the Governance Guidelines.

The Corporate Governance and Nominating Committee also annually reviews and makes recommendations to the Board with respect to: (i) the size and composition of the Board; (ii) the independence of Board members; (iii) the composition of the committees of the Board; (iv) the effectiveness and contribution of the Board, its committees and individual directors, having reference to their respective mandates, charters and position descriptions; and (v) compliance with and amendments to the Board mandates, policies and guidelines.

In January of each year, the Corporate Governance and Nominating Committee distributes, receives and reviews the results of written board effectiveness assessments. The assessments question members of the Board as to their level of satisfaction with the functioning of the Board, its interaction with management and the performance of the standing committees of the Board. The Board members also conduct peer review and a self assessment as to their effectiveness as a Board member. After the assessments are reviewed, the Corporate Governance and Nominating Committee reports to the Board as to the results and makes recommendations to the Board to improve the Company’s corporate governance practices. This process occurs prior to the consideration by the Corporate Governance and Nominating Committee of nominations for Board member elections at the Annual Meeting of Shareholders each year.

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In addition, the Corporate Governance and Nominating Committee reviews the Company’s disclosure of its corporate governance practices in the Company’s Circular each year. The Corporate Governance and Nominating Committee met three times during 2011.

The Environment, Health and Safety Committee

The EHS Committee has three members:

•	Mr. Dengler (Chair)

•	Mr. Chang

•	Mr. Hochstein

Due to the complexity of uranium exploration, mining and milling, the Board determined that it was appropriate that a member of management sit on the EHS Committee to ensure that technical expertise is properly brought before the Committee. The fact that a majority of the members are not independent is balanced by the fact that the key recommendations of the committee are considered by the full Board. The mining industry, by its very nature, can have an impact on the natural environment. As a result, environmental planning and compliance must play a very important part in the operations of any company engaged in these activities. The Company takes these issues very seriously and has established the EHS Committee to oversee the Company’s efforts to act in a responsible and concerned manner with respect to matters affecting the environment, health and safety and its stakeholders. The EHS Committee met three times during 2011.

Director Education

The Board encourages directors and senior management to participate in appropriate professional and personal development activities, courses and programs, and supports management’s commitment to the training and development of all permanent employees.

Director education is implemented in the following ways at Denison:

• An on-line board portal dedicated exclusively to the Board	In addition to housing meeting materials, Denison’s board portal includes a reference manual, which includes corporate information, industry information, regulatory and governance updates and corporate policies. As a hosted website dedicated to our Board, the portal is current and available to directors wherever they are.

• Management Presentations to the Board and to Committees	When appropriate, management prepares and presents relevant information to Board members. For instance, at each regular Board meeting, the Chief Executive Officer provides an industry and market update. Similarly, the Company’s legal counsel also provides directors and senior officers of the Company with summary updates of any developments relating to the duties and responsibilities of directors and officers and to any other corporate governance matters. Denison’s Chief Financial Officer ensures that the Audit Committee is apprised of relevant developments and issues, such as the adoption of IFRS in 2011.

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• Third-Party Presentations for our Board	A leading Toronto law firm provides topical presentations via webinar to Denison’s Board on a semi-annual basis. In addition, the Company’s external auditor provides education when requested and warranted. For instance, in 2011 PwC hosted the Audit Committee, along with other interested Board members, at a half-day workshop dealing with the adoption of IFRS.

• External Conferences	Directors are encouraged to attend external conferences, seminars or courses at Denison’s expense. The Corporate Secretary notifies Board members of relevant educational opportunities from time to time.

• Updates and Subscriptions	Management distributes updates, newsletters and articles on industry and regulatory information to the Board on a regular basis via email. Additionally, the Company maintains subscriptions to regular newsletters on topics of interest for circulation to the Board.

The Chief Executive Officer also provides new Board members with an orientation session, covering a range of topics from the role of the Board, its committees and directors to Denison’s business and the uranium business generally.

Directors’ and Officers’ Liability Insurance

The Company maintains liability insurance for its directors and officers acting in their respective capacities in an aggregate amount of C$20,000,000, subject to the following deductibles: (a) C$250,000 per occurrence; (b) C$250,000 for a loss due to a claim under applicable Canadian securities laws; and (c) $500,000 for a loss due to a claim under applicable U.S. securities laws. The premium paid by the Company in 2011 for this coverage was C$148,500 for the period from November 1, 2011 to November 1, 2012. No amounts were paid by individual directors and officers for this coverage.

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Director Compensation

Denison recognizes the contribution that its directors make to the Company and seeks to compensate them accordingly. The Compensation Committee is responsible for making recommendations as to director compensation for the Board’s consideration and ultimate approval. When reviewing the Board’s compensation arrangements annually, the Compensation Committee considers the following objectives:

• Board compensation should be competitive to attract talent.	Compensation is set at a level that will attract desirable candidates and retain current directors. Denison recognizes that there is a lot of competition for qualified directors in the mining sector.

• Board compensation should award directors appropriately.	Denison recognizes that directors need to be compensated fairly for their time and efforts and the risks and responsibilities which they assume as directors in any increasingly complex regulatory environment.

• Board compensation should align the interests of directors with those of the Shareholders.	Denison’s compensation package, including fees and options, coupled with the Share ownership requirement imposed on directors aligns directors’ interests with those of its Shareholders.

• Board compensation should be fair.	Denison seeks to reward its directors reasonably and on par with directors of comparable companies.

Retainers and Fees

In 2010, the Compensation Committee decided it that it was an appropriate time to evaluate whether Denison’s directors were being appropriately compensated. Director compensation had not been reviewed in detail since Denison Mines Inc. combined its business with IUC in 2006.

In the spring of 2010, the Compensation Committee retained the services of Towers Watson & Co. to review Denison’s existing director compensation as compared to a peer group of companies, which included:

Breakwater Resources Ltd.	Capstone Mining Corp.	Equinox Minerals Ltd.
First Uranium Corporation	Inmet Mining Corporation	Lundin Mining Corp.
Major Drilling Group International Inc.	Paladin Energy Ltd.	Quadra Mining Ltd.
Sherritt International Corp.	Uranium One Inc.

Towers Watson completed this assignment during the second quarter of 2010 and was paid a fee of C$17,892 for its compensation consulting services to the Compensation Committee. Towers Watson provided no other services to Denison, the Board or any committees of the Board in the remainder of 2010 or in 2011.

Based on information provided by Towers Watson, the Compensation Committee concluded that Denison’s Board compensation was below its peer group and recommended that Denison increase its director compensation to bring it in line with that of its peers. Previously, the Company’s non-employee directors were paid an annual fee of C$15,000. The Chairman of the Board received a special fee of C$5,000 per annum and the Chair of the Audit Committee received a special fee of C$4,000 per annum for acting in such capacities. In each instance, Denison’s remuneration was found to be well below the 25th percentile of the Compensation Survey Group. Similarly, the findings of Towers Watson also showed that Denison’s directors were being undercompensated compared to their peers in equity compensation.

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In making its recommendation to the Board to increase directors’ cash and equity compensation, the Compensation Committee noted the importance of ensuring that director compensation appropriately rewards directors for their time commitment and compensates them for the risks and responsibilities which they assume in their roles for the Company. Additionally, the Compensation Committee recognized that competitive director compensation is critical to the Company’s ability to attract and retain qualified and desirable directors. Finally, the Compensation Committee concluded that approximately half of directors’ compensation at Denison should be provided in cash and the balance should be by way of equity to provide further incentive to directors. These changes were reviewed and approved by the Board in May 2010.

Director cash compensation now includes:

•	an annual retainer (higher for the Chairman and Lead Director)

•	an annual fee for serving as a committee chair

•	an attendance fee for each meeting attended

Annual Retainer	C$
Chairman	60,000
Lead Director	45,000
Other directors	30,000
Committee Chairs
Audit Committee	10,000
Other Committees	5,000
Attendance Fees (per meeting)
Personal attendance	1,200
Attendance by telephone	800

Denison also reimburses directors for any reasonable travel and out-of-pocket expenses relating to their duties as directors.

Directors who are employees of Denison, such as Mr. Hochstein, do not receive any compensation for serving as a director. Both Messrs. Chang and Kim sit on Denison’s Board as nominees of KEPCO. As such, Messrs. Chang and Kim have declined their retainer and meeting fees to date.

Equity Compensation

In addition to cash compensation, Denison compensates its directors through the grant of stock options under Denison’s Stock Option Plan. This plan is described at page 43 of this Circular. The Board believes that option grants help to align directors’ interests with those of Shareholders and also provide additional incentive to directors for corporate performance.

In response to the information provided by Towers Watson, the Compensation Committee recommended an option grant in 2010 of 37,500 stock options to all directors and an additional option grant of 37,500 to the Chairman. Upon the recommendation of the Compensation Committee in 2011, the Board approved a grant of 40,000 stock options to each director, bringing Denison’s director equity compensation more in line with its peers.

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2011 Director Compensation

The table below sets out what Denison paid to non-employee directors in retainers and fees in 2011.

Name	Total Fees ($)[1]	Option-based awards ($)[2]	Total ($)
Joo-Ok Chang	Nil	83,900	83,900
John H. Craig	60,055	83,900	143,955
W. Robert Dengler	57,021	83,900	140,921
Brian D. Edgar	52,776	83,900	136,676
Tae-Wan Kim	Nil	83,900	83,900
Lukas H. Lundin[3]	70,368	83,900	154,268
William A. Rand	48,933	83,900	132,833
Catherine J. G. Stefan[4]	63,493	83,900	147,393

Notes to 2011 Director Compensation:

1.	Compensation was paid in C$ and translated into US$ using average annual exchange rate of 0.9891 for 2011.
2.	This amount represents the fair value, on the date of grant, of awards made under the Stock Option Plan for the applicable financial year. The grant date fair value has been calculated using the Black Scholes option-pricing model according to IFRS 2 Share-based payment. See note 1 to the Summary Compensation Table on page 38 of this circular.
3.	In 2011, the Company paid management and administrative service fees and other expenses of $176,000 to a company owned by Mr. Lundin that provides corporate development, office premises, secretarial and other services. This amount has not been included Total Fees above, as these amounts are not payable to Mr. Lundin and do not relate to his directorship.
4.	Payments to Ms. Stefan include fees for attendance at meetings of the SOX Committee.

Directors’ Outstanding Option-Based Awards

The table below sets out for each non-employee director all option-based awards outstanding at the end of 2011.

Name	Number of Shares underlying unexercised options (#)		Option exercise price (C$)	Option expiration date	Value of unexercised in-the- money options (C$)[1]
Joo-Ok Chang	20,000		1.41	March 10, 2015	Nil
	37,500		1.43	May 13, 2015	Nil
	40,000		3.19	March 10, 2016	Nil

John H. Craig	20,000		2.04	May 15, 2014	Nil
	37,500		1.43	May 13, 2015	Nil
	40,000		3.19	March 10, 2016	Nil

W. Robert Dengler	57,600	[2]	5.02	May 18, 2016	Nil
	86,400	[2]	1.88	June 16, 2014	Nil
	20,000		2.04	May 15, 2014	Nil
	37,500		1.43	May 13, 2015	Nil
	40,000		3.19	March 10, 2016	Nil

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Name	Number of Shares underlying unexercised options (#)		Option exercise price (C$)	Option expiration date	Value of unexercised in-the- money options (C$)[1]
Brian D. Edgar	20,000		2.04	May 15, 2014	Nil
	37,500		1.43	May 13, 2015	Nil
	40,000		3.19	March 10, 2016	Nil

Tae-Wan Kim	37,500		1.43	May 13, 2015	Nil
	40,000		3.19	March 10, 2016	Nil

Lukas H. Lundin	20,000		2.04	May 15, 2014	Nil
	75,000		1.43	May 13, 2015	Nil
	40,000		3.19	March 10, 2016	Nil

William A. Rand	20,000		2.04	May 15, 2014	Nil
	37,500		1.43	May 13, 2015	Nil
	40,000		3.19	March 10, 2016	Nil

Catherine J. G. Stefan	57,600	[2]	5.02	May 18, 2016	Nil
	72,920	[2]	3.06	September 24, 2014	Nil
	20,000		2.04	May 15, 2014	Nil
	37,500		1.43	May 13, 2015	Nil
	40,000		3.19	March 10, 2016	Nil

Notes to Directors’ Outstanding Option-Based Awards:

1.	Option values have been calculated using the closing price of the Shares on the TSX on December 31, 2011 of C$1.27, less the applicable exercise price of the outstanding options. As at December 31, 2011, some of the above options had not fully vested. The above value of unexercised in-the-money options has been computed assuming that all of the options have vested.
2.	Options to acquire shares of Denison Mines Inc., a predecessor of the Company, were originally granted to Mr. Dengler and Ms. Stefan prior to 2006. Following the combination of Denison Mines Inc. and International Uranium Corporation, these options were restated as Denison options and now entitle them to acquire the number of Shares noted above.

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Value Vested or Earned in 2011

The following table sets out for each non-employee director the value of the Company’s option-based equity plan compensation vested or earned during the financial year ended December 31, 2011. The Company has no non-equity incentive plan compensation for directors.

Option-based awards
Value vested during the year[1]
Name	(C$)
Joo-Ok Chang	983
John H. Craig	(4,538)
W. Robert Dengler	(4,538)
Brian D. Edgar	(4,538)
Tae-Wan Kim	563
Lukas H. Lundin	(3,975)
William A. Rand	(4,538)
Catherine J.G. Stefan	(4,538)

Note to Value Vested or Earned in 2011:

1.	The value vested during the year reflects the aggregate dollar value that would have been realized if the options that vested in 2011 were exercised on their vesting date. Options that had a negative value on their vesting date are included in this calculation.

Share Ownership Requirement

In 2010, the Board adopted a Share ownership requirement for its members. Non-employee directors must own Shares with a cost equal to twice the value of their annual director retainers. The Board exempted Messrs. Chang and Kim from this requirement as nominees of KEPCO, the Corporation’s largest shareholder.

In 2011, all directors to whom the Share ownership requirement applied held a sufficient number of Shares. Stock options do not count toward directors’ Share ownership requirements.

Loans to Directors

As of March 26, 2012, Denison and its subsidiaries had no loans outstanding to any current or former directors, except routine indebtedness as defined under Canadian securities laws.

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Executive Compensation

This section of the Circular discusses Denison’s executive compensation program and the pay decisions affecting the following five highest compensated officers (“Named Executive Officers” or “NEOs”) as of December 31, 2011:

•	Ron F. Hochstein, President and Chief Executive Officer

•	James R. Anderson, Executive Vice President and Chief Financial Officer

•	Harold R. Roberts, Executive Vice President, U.S. Operations

•	Philip G. Buck, Vice President, Mining

•	David C. Frydenlund, Vice President, U.S. Legal and Regulatory Affairs & Corporate Secretary

The Objectives of the Company’s Compensation Program

Denison strives to improve Shareholder value through sustainable corporate performance. The Company recognizes that its employees and, in particular, the leaders within the organization have a significant impact on Denison’s success in the uranium market, especially during challenging times like this past year.

In support of its goal, Denison’s executive compensation program has three objectives:

1.	Align the interests of its executive officers with the long-term interests of the Company and its Shareholders.

2.	Link compensation to the performance of both the Company and the executive.

3.	Compensate executive officers at a level and in a manner that ensures that Denison is capable of attracting and retaining talented executives.

Managing Risk

When determining an executive’s compensation package, the Compensation Committee seeks to balance annual performance incentives, which are awarded based on success against pre-established short-term corporate and individual goals, with long-term incentive payments, including stock option grants under Denison’s Stock Option Plan, to drive longer term performance. In doing so, the Compensation Committee considers the implications of each of the various components of the Company’s compensation policies and practices to ensure that executive officers are not inappropriately motivated towards shorter-term results or excessive risk taking or illegal behaviour.

The Compensation Committee uses a number of strategies to reduce the risk associated with compensation, including:

•	Reviewing and approving annual individual objectives of executives and then assessing performance against these objectives when awarding the individual performance component of the annual bonus;

•	Considering the Company’s performance relative to its peers when reviewing the corporate performance component of the CEO’s annual bonus;

•

Making the annual bonus payment of the CEO and the CFO conditional upon a clawback agreement, whereby each of them personally agrees to reimburse any portion of their bonus payment which is awarded for achievements that are found to involve their fraud, theft or other illegal conduct;

•

Setting standard vesting terms on stock option grants which align optionees’ interests with longer term growth of the Company, using 12-month and 24-month vesting provisions and five year option terms;

•	Acknowledging the Board’s role in overseeing compensation policies and practices and exercising discretion to adjust payouts up or down; and

•	Prohibiting Denison’s directors and officers from purchasing financial instruments that are designed to hedge or offset a decrease in market value of the Shares.

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Compensation Decision-Making

The Compensation Committee reviews all of Denison’s policies and programs relating to executive compensation and makes recommendations to the Board. This process involves:

• Benchmarking and Executive Incentive Bonus Plan review	The Compensation Committee undertakes a comparative review of Denison’s compensation practices annually against a peer group of companies to ensure that the Company’s compensation is in line with industry. At the same time, the Compensation Committee reviews the Executive Incentive Bonus Plan annually and considers if any modifications are required.

• Establishing objectives to measure performance	The objectives of the CEO are reviewed by the Compensation Committee and recommended to the Board for ultimate approval. The Compensation Committee reviews and approves the annual objectives of the other NEOs.

• Evaluating performance	The performance of the CEO is reviewed by the Compensation Committee. The performance of the other NEOs is reviewed by the CEO and reported to the Compensation Committee.

• Determining compensation packages	The CEO’s base salary and bonus grants are calculated, reviewed by the Compensation Committee and recommended to the Board for ultimate approval. The base salaries and bonuses of the other NEOs are reviewed and approved by the Compensation Committee. The Board approves all stock option grants.

Compensation Consultant Advice

In 2010, the Compensation Committee retained Towers Watson & Co. to conduct a peer group survey and analysis of director compensation. Towers Watson was paid a fee of C$17,892 for its services. The scope of Towers Watson’s engagement is discussed under “Director Compensation” on page 22.

In 2011, the Company participated in the Mining Industry Salary Surveys conducted by Coopers Consulting Ltd. and PwC, and as a result Denison’s Compensation Committee received two compensation reports from Coopers, being “Corporate and CEO Positions” and “Mine Site Positions” (the “2011 Reports”). In exchange for participating in the surveys and paying C$3,000, Denison received both 2011 Reports.

No other consulting services were provided by a compensation consultant to Denison, the Board or a committee of the Board in 2010 or 2011.

Benchmarking

Denison seeks to provide competitive total compensation packages to its executive officers to ensure that it attracts and retains the most talented individuals. Denison’s target compensation position is the median against a peer group of similarly sized Canadian mining companies, with comparable revenues.

Each year, the Compensation Committee benchmarks the Company’s executive compensation with a peer group of companies. The 2011 Reports mentioned above contain data for 154 North American based mining companies. The reports present data in a variety of manners, which has allowed the Compensation Committee to make appropriate comparisons to Denison’s compensation. For instance, data is presented by company size for executive and other corporate positions as measured by revenue and employee headcount. Because it found the reports so informative, the Compensation Committee has directed management to participate in the surveys again in 2012.

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The Committee reviewed the 2011 Reports and compared Denison’s compensation practices to those of both Canadian and U.S. mining companies with similar revenues and with a similar number of employees. After analyzing the results, the Compensation Committee concluded that Denison’s CEO and CFO’s salaries and bonuses were in line with the comparative groups reviewed by the Committee. The Committee noted that the salaries of some of the Company’s officers in the United States were below those of their peers; however, the Compensation Committee deferred the adjustment of these salaries until 2012, when the total compensation of those officers is reviewed.

Compensation Framework

The Company uses three key compensation components to achieve the executive compensation program’s objectives: base salary, annual performance incentive and long-term incentive.

Base Salary

Base salary is a fixed component of pay that compensates executives for fulfilling their roles and responsibilities and aids in attracting and retaining the qualified executives. Base salaries are reviewed annually to ensure that they reflect how an individual fulfills his responsibilities and to ensure that Denison’s compensation stays competitive.

Annual Performance Incentives

Denison’s annual performance incentive is a short-term variable element of compensation in the form of a cash bonus. Over the course of 2010, the Compensation Committee and management developed the Executive Incentive Bonus Plan for Denison’s CEO, CFO and Executive Vice-Presidents and Vice-Presidents. This plan was ultimately approved by the Board in 2011.

Depending on an executive’s position within the Company, his bonus represents a varying percentage of his target total compensation. Denison’s most senior executives have the highest amount and proportion of annual incentive compensation as follows:

CEO – up to 80% of base salary

CFO – up to 50% of base salary

EVP, VP – up to 40% of base salary

The stated goal of Denison’s compensation program is to improve Shareholder value through sustainable corporate performance. Linking corporate and personal performance to support this goal, Denison has incorporated three performance measures into its bonus calculations:

1. Corporate performance

2. Operational performance

3. Individual performance

The first two areas of performance, corporate and operational, are based on quantitative performance measures, while the individual component is a qualitative performance measure.

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Corporate Performance Measures: Denison has chosen to measure corporate performance using recognized and objective measurements for Shareholders:

EBITDA Margin (EM) is a measure of how management is generating cash flow which can be utilized to invest in future growth of Denison. Should costs increase without a commensurate revenue increase (and they are generally not totally independent of each other), the EM will fall and no bonus will be earned under this category.

Return on Equity (ROE) is a clear measure of how the assets of Denison are being increased for the benefit of Shareholders.

Total Shareholder Return (TSR) measures, on the last day of the year, how well management has enhanced Denison’s Share price.

The annual targets are based on the budget prepared for the year for the EM and ROE measures and the cost of capital for TSR. The actual Corporate Performance Measures are determined at the end of the fiscal year and then measure performance for that year.

If a major change in the scope of work from the approved operating plan and budget is approved by the Board during the fiscal year, the target Performance Measure may be adjusted, at the Compensation Committee’s discretion. For example, should a major investment be approved during the year which would make the year end cash balance target in the budget impossible to achieve, the target should be adjusted to accommodate this change in the scope of work.

Operational Performance Measures: Denison has chosen to measure operational performance using a variety of criteria, which align compensation with the long-term growth and well being of the Company:

Health, Safety and Environment (HSE) performance is fundamental to Denison’s business. Denison’s operations have safety bonus plans and regulators set health and environmental standards by which Denison is measured. Performance is therefore both important and measurable.

Sales Targets (ST) represent targets for meeting sales volume and revenue objectives based on the approved operating plan.

Production Targets (PT) are clear measures for each operation in terms of either tons and grade produced for the mining department to pounds of uranium and vanadium produced for the mill relative to the approved operating plan.

Resource Replacement (RR) are clear targets for replacement of resources to ensure the life of the Company. These targets would be set annually based on exploration budgets and programs.

Budget Cost Controls (BCC) measures performance against the approved operating plan and budget for the areas of responsibility of each senior executive.

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For the Operational Performance Measures, thresholds apply as follows:

Operational
Performance
Measure	Base Target	Stretch Target	Break Through Target
Health, Safety & Environment	No fatalities Meet Safety Bonus targets at all operations No operating delays imposed by regulators No material fines imposed	Base target plus no lost time accidents 100% compliance	Stretch target plus safety and environmental awards

Sales Targets	Meet sales budget volumes Average realized price with ±10% of budget expectations.	Exceed budgeted revenue targets by greater than 10%	Improved margins through productivity improvements or entry into new markets

Production	Met budget objectives	3-10% higher uranium and	> 10% higher uranium
Targets		mine production	production and/or mine
production

Resource	Replaced lbs produced	5—25% higher replacement	> 25% replacement of base
Replacement		than base target	target

Budget Cost	Met budget objectives	3—10% lower costs	> 10% lower costs
Control

The Operational Performance Measures are determined at the end of the year and measure performance for that year.

If a major change in the scope of work from the approved operating plan and budget is approved by the Board during the year, the target Operational Performance Measures will be adjusted as considered appropriate by the Compensation Committee.

Individual Performance Measures: Denison’s qualitative performance measurements reflect the performance of individuals in meeting Denison’s annual business objectives. Denison’s business objectives include those outlined in the annual approved operating plan and budget, as well as personal development goals, such as team building, human resources, personal development, and long-term objective achievement.

To keep senior management’s goals aligned with Denison’s corporate objectives, Individual Performance Measures are tied to Denison, rather than being truly personal. However, different employees may be measured differently against each Individual Performance Measure to reflect their positions and responsibilities. These measures are a mix of easily calculated measures and more subjective measures, which require judgment and cannot be strictly measured.

Prior to each year, the President and CEO meets with the other executives to develop a set of Individual Performance Measures and to set objectives for the year, which are then presented to and approved by the Compensation Committee. The President and CEO also presents his Individual Performance Measures to the Compensation Committee for recommendation to the Board for approval.

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Bonus Weighting and Proportions

The following table below provides information about the performance measure categories and their weight for each executive.

	Corporate (%)	Operational (%)	Individual (%)
CEO	50	30	20
EVP, Finance & CFO	50	25	25
VP Operations	25	50	25
VP Exploration	30	50	20
VP Legal & Regulatory	40	20	40
VP Commercial	30	50	20

The Corporate Performance Measure is determined on the same basis for each executive, as follows:

EBITDA Margin	40%
ROE	40%
TSR	20%

100%

For the Operational Performance Measure, categories of measurement are weighted differently for each executive, depending on the nature of each executive’s responsibilities as follows.

	HSE	ST	PT	RR	BCC	Total
CEO	20%	20%	20%	20%	20%	100%
EVP, Finance & CFO	10%	20%	10%	—	60%	100%
VP Operations	30%	—	35%	—	35%	100%
VP Exploration	20%	—	—	60%	20%	100%
VP Legal & Regulatory	20%	10%	20%	—	50%	100%
VP Commercial	10%	70%	—	—	20%	100%

If in any year, the Company suffers a fatality at any of its operations worldwide, the performance measurement of the HSE component is assessed at 0% for all executives under the plan.

The Individual Performance Measure is set relative to the goals and objectives set for each executive.

Finally, for each of the three Performance Measures, there are three levels established based on the level of achievement:

	Base Target	Stretch Target	Breakthrough Target
CEO	Up to 50%	60%	80%
CFO	Up to 30%	40%	50%
EVP, VP	Up to 20%	30%	40%

Long-Term Incentives

Stock option grants to executives play an important role in helping Denison meet the objectives of its compensation program. Stock options create Shareholder value by rewarding long-term growth and an appreciation in Share price. Additionally, stock option grants are commonplace in the Canadian mining industry and are important part of keeping Denison’s compensation competitive with that of its peers.

Denison’s Stock Option Plan is described in detail at page 43 of this Circular. In 2011, the Compensation Committee approved a Stock Option Grant Policy, which provides for a uniform granting practice for eligible employees at Denison.

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Under Denison’s new policy, stock option grants are made annually following the release of year end results. Stock options continue to be priced in accordance with the Stock Option Plan and the Company’s Disclosure Policy. Half of the options granted vest on the first anniversary of the grant, with the remainder vesting on the second anniversary of the grant. All options granted under the policy have a five year term.

The magnitude of a grant for an employee is based on an employee’s level of responsibility and ability to impact the Company’s results, except that grants to directors are determined by Compensation Committee as appropriate. For employees, previous grants are not taken into consideration when making new grants under the policy. For directors, previous grants are considered. All grants are ultimately approved by the Board.

2011 NEO Compensation Results

The Board reviewed Denison’s 2011 performance and the analysis and recommendations of the Compensation Committee and approved the following decisions on executive compensation for 2011.

Base Salaries

As discussed above, the Compensation Committee considered bench marking data from the 2011 Reports and concluded that Denison’s CEO and CFO’s salaries were competitive and accordingly did not recommend that any adjustment be made. Although the Committee noted that the salaries of some of the Company’s executive officers in the United States were below those of their peers, the Committee deferred the adjustment of these salaries until 2012, when the total compensation of those officers is reviewed.

Annual Performance Incentives

When considering the annual performance incentives for the CEO and the other NEOs, the Compensation Committee calculated each executive’s award with reference to the three performance measures laid out in the Executive Incentive Bonus Plan, including corporate performance, operational performance and individual performance.

In terms of corporate performance, the Compensation Committee looked at the corporate measures of EBITDA margin, return on equity and total shareholder return and agreed with management’s assessment that no amounts should be payable under corporate performance in 2011, given that the Company missed its 2011 targets in each area. In its deliberations, the Compensation Committee did consider and ultimately refrained from exercising its discretion to recommend a payment under this element of the bonus plan given the difficult year faced by the Company and the industry generally as a result of events in Japan. The Compensation Committee did not undertake a peer performance review which it is entitled to do when calculating the CEO’s bonus, given that no bonus was payable under this heading.

The bonus decisions made with reference to the operational performance measures varied on an individual basis, depending on each executive’s areas of responsibility. A variety of factors were considered by the Committee as follows:

Health, Safety and Environment (HSE): Although the Company’s health, safety and environmental performance during the year was excellent, the Compensation Committee did not recommend that the stretch target be awarded given the lost time accidents at Denison’s U.S. mines and the White Mesa mill.

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Sales Targets (ST): One of the impacts of Fukushima nuclear incident in 2011 was the immediate drop in the uranium price and volume of spot sales in the market. While Denison met its contractual commitments in 2011, it opted not to sell the budgeted volume into the spot market. However, of the spot sales that were made, Denison’s average selling price for 2011 was higher than the average spot price. The Compensation Committee considered this performance when assigning an amount payable under this measure to each NEO.

Production Targets (PT): When assigning a portion of bonuses to be paid on account of production targets, the Compensation Committee concluded that the Company had met its mine production targets, but did not meet its uranium production targets from its milling operations. Depending on their involvement, NEOs were impacted differently by this conclusion.

Resource Replacement (RR): The Compensation Committee concluded that the management team did an excellent job replacing its resources for ore mined in 2011 with resource growth exceeding production significantly through exploration in the United States, Canada and Zambia. Depending on an NEO’s involvement, this resulted in an award on a stretch target basis for some.

Budget Cost Controls (BCC): The Compensation Committee concluded that the Company generally performed well in meeting its approved budget, but did not achieve the cost reduction targets for an award on a stretch target basis. Accordingly, NEOs received a base target bonus amount under this measure.

Last, the Compensation Committee considered the performance of each executive against his individual performance measures as detailed below:

Ron F. Hochstein	• Achieve or surpass EBITDA Margin and Return on Equity per 2011 Budget
• Continue to instill a culture of 100% regulatory and environmental compliance and strive for zero lost time accidents.
• Advance long- term strategy of reaching 10 million pounds of uranium production by 2020
• Ensure successful implementation of CPS program in U.S.
• Replace resources mined though exploration or acquisition
• Develop corporate sustainability practices
• Develop management team to meet 2011 goals and beyond
• Implement detailed succession planning

James R. Anderson	• Successful implementation of IFRS
• Successful negotiation of line of credit
• Improve forecasting methods
• Reduce IT costs
• Successful and timely integration of White Canyon

Harold Roberts	• Resolve Mineral Examination for EZ Complex
• Resolve Land Withdrawal at Arizona Strip Land
• Advance Canyon Mine permitting and approvals

Philip Buck	• Improve budgeting and estimating process
• Implement new technology for air quality monitoring at Beaver mine
• Achieve ALARA targets for radon emissions at La Sal Complex
• Implementation of CPS Program
• Successful and timely integration of White Canyon
• Develop the mine management and engineering team (succession, mentoring and professional development)

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David Frydenlund	• Achieve ALARA targets for radon emissions at La Sal Complex
• Resolve Arizona 1 licence challenge
• Resolve Mineral Examination for EZ Complex
• Advance Canyon Mine permitting and approvals
• Resolve joint venture ownership issues with the Mongolian Government.

Ultimately, the bonus payments were calculated as a percentage of salary for each NEO and approved by the Board (for the CEO) and the Compensation Committee (for the other NEOs) as follows:

NEO	Corporate Calc/Max	Operational Calc/Max	Individual Calc/Max	Total Calc/Max	2011 Bonus Amount ($)
Ron Hochstein[1]	0.0%/40%	11.1%/24%	4.2%/16%	15.3%/80%	60,965
President and CEO

James Anderson[1]	0.0%/25%	5.4%/12.5%	9.5%/12.5%	14.9%/50%	44,586
EVP and CFO

Harold Roberts	0.0%/10%	8.3%/20%	5.8%/10%	14.1%/40%	29,600
EVP, US Operations

Philip Buck	0.0%/10%	8.3%/20%	6.2%/10%	14.5%/40%	30,300
VP, Mining

David Frydenlund	0.0%/16%	3.4%/8%	8.8%/16%	12.2%/40%	25,600
VP, US Legal and
Regulatory Affairs and
Corporate Secretary

Note:

1.	For Messrs. Anderson and Hochstein, their bonuses were paid in C$ and translated into US$ using average annual exchange rate of 0.9891 for 2011.

Performance Graph

Denison’s Shares had a difficult year in the financial markets in 2011. The powerful earthquake and subsequent tsunami in Japan on March 11, 2011 had a devastating impact on the Fukushima Daiichi nuclear power plant and affected uranium markets globally. Denison’s Share price was impacted by this industry-wide event and fell sharply in the days following this disaster. It had not recovered from this set-back by year end.

The following graph compares the cumulative total shareholder return for C$100 invested in the Shares on the Toronto Stock Exchange for the Company’s five most recently completed financial years with the cumulative total shareholder return of the TSX S&P/TSX Composite Index (the “TSX Index”) for the same period.

The Share performance as set out in the graph does not necessarily indicate future price performance. Amounts below are stated in Canadian dollars. The Shares trade on the TSX under the symbol “DML”.

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Cumulative Value of C$100 Investment

Data supplied by the TSX.

Five-Year Trend in NEO Total Compensation

Compared to Denison Cumulative Value of C$100 Investment

To evaluate the trend in Denison compensation levels in relation to Share performance as measured in the graph above, Denison relied on the total annual compensation awarded for fiscal years 2008 through 2011 on the same basis as is currently disclosed in the “Summary Compensation Table” below, using the fiscal year 2007 as a base amount for comparing changes in compensation over time. The total annual compensation reflects total compensation for the CEO and the other four NEOs disclosed each year, rather than compensation from 2007 to 2011 for the current NEOs who may not have been NEOs each year.

It is important to note that total compensation in 2009 for Other NEOs includes amounts paid to Dr. James Gill. Dr. Gill served as Chairman of the Company for part of 2009 and the beginning of 2010. He received a significant option grant when he accepted this appointment in 2009. When he left, Dr. Gill retained half of this grant, which was valued at the time at approximately $1.16 million. This value is included in total compensation for Other NEOs in 2009.

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As at December 31, 2011, total compensation for the CEO has increased by approximately 41% compared to 2007 total compensation and total compensation for the other NEOs has increased by about 33% compared to 2007 total compensation.

Ron Hochstein became CEO mid-way through the year 2009. Since becoming CEO, Mr. Hochstein’s base salary has increased approximately 31%. However, when Mr. Hochstein became CEO, he did not immediately receive a pay increase despite the increased role and responsibility with that position. Rather, his base salary has been adjusted over two years, with an increase of 20% in the first year and 9% in the second year, bringing his base salary within the range of Denison’s peers by 2011.

In making this pay decision, the Compensation Committee felt it was important to ensure that Mr. Hochstein’s base salary remains competitive so that that the Company is successful in retaining him in that position. The Compensation Committee made the decision to award a cash bonus to Mr. Hochstein in 2010 and 2011, in recognition of his success in navigating the Company through difficult uranium and financial markets, significantly increasing the Company’s estimated mineral resources and bringing Denison to the end of 2011 with virtually no debt and a strong balance sheet.

Among the other NEOs, the CFO’s base salary was similarly adjusted between 2009 and 2011 for the purposes of retention. Mr. Anderson’s salary was increased approximately 22% over the course of those two years bringing him in line with his peers, and he also received a cash bonus in 2010 and 2011 for his accomplishments in managing the Company’s finances during market turmoil and for implementing IFRS smoothly.

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Compensation of Named Executive Officers

The table below is a summary of base salary, incentive-based awards and other compensation awarded to the NEOs in the last three financial years. None of the NEOs received any share-based awards or any non-equity awards under a long-term incentive plan. The Company does not have any defined benefit or actuarial plans for active employees.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Option-based awards[1] ($)		Non-equity Annual Incentive Plans[2] ($)	All other compensation[3] ($)	Total compensation ($)
Ron F. Hochstein[4,5] President and CEO	2011	386,531	385,938		60,965	36,329	869,763
	2010	352,381	32,722	[6]	242,648	25,440	653,191
	2009	293,360	475,414		Nil	20,803	789,577

James R. Anderson[4] Executive Vice President and CFO	2011	290,294	289,453		44,586	39,025	663,358
	2010	268,715	Nil		104,047	36,187	408,949
	2009	236,439	297,134		Nil	30,833	564,406

Harold R. Roberts Executive Vice President, U.S. Operations	2011	203,544	144,727		29,600	5,500	383,371
	2010	196,157	Nil		47,100	5,500	248,757
	2009	198,346	178,280		Nil	5,500	382,126

Philip G. Buck Vice President, Mining	2011	202,245	142,629		30,300	4,959	380,133
	2010	195,130	Nil		40,200	4,390	239,720
	2009	197,308	145,155		Nil	2,960	345,423

David C. Frydenlund Vice President, U.S. Legal and Regulatory Affairs & Corporate Secretary	2011	203,324	144,727		25,600	Nil	373,651
	2010	196,157	Nil		59,600	Nil	255,757
	2009	198,346	178,280		Nil	Nil	376,626

Notes to Summary Compensation Table:

1.	This amount represents the fair value, on the date of grant, of awards made under the Stock Option Plan for the applicable financial year. See “Equity Compensation Plan Information” beginning on page 43 of this Circular. The grant date fair value has been calculated using the Black Scholes option-pricing model according to IFRS 2 Share-based payments since it is used consistently by comparable companies. The key assumptions and estimates used for the calculation of the grant date fair value under this model include the risk-free interest rate, expected stock price volatility, expected life and expected dividend yield. Option fair values were calculated in C$ and translated into US$ using the grant date exchange rate of: (i) 0.9711 for 2011; (ii) 1.0344 for 2010; and (iii) 1.179 for 2009. Reference is made to the disclosure regarding the Company’s Stock Option Plan in Note 22 in the Consolidated Financial Statements for the Year Ended December 31, 2011 available on SEDAR at www.sedar.com.
2.	These amounts were earned in the fiscal year noted and were paid in the following fiscal year.
3.	These amounts consist of car allowance, club memberships, travel-to-work or parking benefits, life insurance premiums and retirement savings benefits. The retirement savings benefits component exceeds 25% of All Other Compensation, in 2011, 2010, and 2009, respectively, as follows (i) for Mr. Hochstein: $24,822, $21,144, $17,357; (ii) for Mr. Anderson: $23,469, $21,498, $17,831; (iii) for Mr. Roberts:$5,500, $5,500, $5,500; and (iv) for Mr. Buck: $4,959, $4,390, $2,960.
4.	For Messrs. Anderson and Hochstein, compensation was paid in C$ and translated into US$ using average annual exchange rates of: (i) 0.9891 for 2011; (ii) 1.0303 for 2010; (ii) 1.1420 for 2009.
5.	Mr. Hochstein has served as a director of the Company since 2000. He is not compensated separately as such.
6.	Mr. Hochstein received this option grant in his capacity as a director of Denison.

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Incentive Plan Awards

The Company employs two forms of incentive plans to award its employees for individual and Company performance, namely option-based awards and non-equity based awards in the form of cash bonuses. The Company does not have a share-based incentive plan.

Outstanding Option-Based Awards

The following table sets out for each NEO the number and value of options outstanding on December 31, 2011.

Name	Number of securities underlying unexercised options (#)		Option exercise price (C$)	Option expiration date	Value of unexercised in-the-money options (C$)[1]
Ron F. Hochstein	400,000		2.04	May 15, 2014	Nil
	37,500		1.43	May 13, 2015	Nil
	184,000		3.19	March 10, 2016	Nil
Total	621,500

James R. Anderson	144,000	[2]	5.02	May 18, 2016	Nil
	288,000	[2]	2.00	May 26, 2014	Nil
	250,000		2.04	May 15, 2014	Nil
	138,000		3.19	March 10, 2016	Nil
Total	820,000

Harold R. Roberts	150,000		2.04	May 15, 2014	Nil
	69,000		3.19	March 10, 2016	Nil
Total	219,000

Philip G. Buck	50,000		2.04	May 15, 2014	Nil
	75,000		2.18	May 20, 2014	Nil
	68,000		3.19	March 10, 2016	Nil
Total	193,000

David C. Frydenlund	150,000		2.04	May 15, 2014	Nil
	69,000		3.19	March 10, 2016	Nil
Total	219,000

Notes for Outstanding Option-Based Awards:

1.	Option values have been calculated using the closing price of the Shares on the TSX on December 31, 2011 of C$1.27, less the applicable exercise price of the outstanding options. As at December 31, 2011, some of the above options had not fully vested. The above value of unexercised in-the-money options has been computed assuming that all of the options have vested.
2.	Options to acquire shares of Denison Mines Inc., a predecessor of the Company, were originally granted to Mr. Anderson prior to 2006. Following the combination of Denison Mines Inc. and IUC, these options were restated as Denison options and now entitle him to acquire the number of Shares noted above.

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Value Vested or Earned during 2011

The table below sets out information concerning the value of incentive plan awards, including option-based and non-equity incentive plan compensation, vested or earned during the financial year ended December 31, 2011 for each NEO.

Name	Option-based awards – Value vested during the year[1] (C$)	Non-equity incentive plan compensation – Value earned during the year ($)
Ron F. Hochstein	($101,438)	60,965	[2]
James R. Anderson	($63,750)	44,586	[2]
Harold R. Roberts	($38,250)	29,600
Philip G. Buck	($36,750)	30,300
David C. Frydenlund	($38,250)	25,600

Notes for Value Vested or Earned During 2011:

1.	The value vested during the year reflects the aggregate dollar value that would have been realized if the options that vested in 2011 were exercised on their vesting date. Options that had a negative value on their vesting date are included in this calculation.
2.	For Messrs. Anderson and Hochstein, compensation was paid in C$ and translated into US$ using an average annual exchange rate of 0.9891.

Loans to Executives

As of March 26, 2012, Denison and its subsidiaries had no loans outstanding to any current or former NEOs, except routine indebtedness as defined under Canadian securities laws.

Compensation on Termination

All NEOs have written employment agreements with Denison,which set out their rights in the event of termination without cause.

The employment agreements of Ron Hochstein and James Anderson entitle each executive to treat his contract as terminated and to receive respective separation payments outlined below upon the occurrence of a “Good Reason”. In each contract, a Good Reason means:

•	a reduction in the executive’s salary;

•	a material alteration in the scope of the executive’s duties, his responsibilities or his reporting relationship;

•	requiring the executive to be based in a different location; or

•	a “change of control” of the Company.

A “change of control” means the acquisition of 50% of the Shares by any holder, a change in the composition of a majority of the Board upon the occurrence of a change of control or the approval by the Shareholders of a business arrangement not approved by the Board which results in the Shareholders not holding more than 50% of the Shares; the liquidation, dissolution or winding up of the Company; or the sale, lease or other disposition of all or substantially all of the assets of the Company.

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All options held by directors and employees of the Company vest immediately following a change of control, which is defined in the Stock Option Plan as the acquisition of 30% or more of the then outstanding Shares or a sale by the Company of substantially all of its assets. All options are then exercisable for a period of 60 days following the close of any such transaction.

Termination Payouts

Ron Hochstein	In the event that Mr. Hochstein’s employment is terminated for a reason other than just cause or in the event of a Good Reason, he will be entitled to a payment equal to his salary for 30 months (“CEO Notice Payment”) and a bonus payment in an amount equal to the bonus payment earned by him for the fiscal year ending immediately prior to the effective date of termination. In addition, Mr. Hochstein will be entitled to a payment equivalent to 19% of the CEO Notice Payment in lieu of benefits. Finally, if Mr. Hochstein’s employment is terminated for a reason other than just cause, any of Mr. Hochstein’s unvested stock options will automatically vest and be exercisable for a 90-day period.

James Anderson	In the event that Mr. Anderson’s employment is terminated for a reason other than just cause or in the event of a Good Reason, he will be entitled to a payment equal to his salary for 24 months and a bonus payment in an amount equal to the bonus payment earned by him for the fiscal year ending immediately prior to the effective date of termination. If Mr. Anderson’s employment is terminated for a reason other than just cause, any of Mr. Anderson’s unvested stock options will automatically vest and be exercisable for a 90-day period.

Harold Roberts	Mr. Robert’s employment agreement renews each year for a one year term, and notice of non-renewal must be given three months prior to the then applicable term. Under his employment agreement, Mr. Roberts is entitled to a severance payment equal to three months’ salary in the event he is terminated by the Company for any reason not related to cause. His employment agreement does not provide for any bonus entitlement upon termination. The Company is obligated to provide health and dental insurance for Mr. Roberts for a period of six months following his termination. Mr. Robert’s employment agreement does not provide for any payment upon a change of control of the Company.

Philip Buck	Mr. Buck’s employment agreement renews each year for a one year term, and notice of non-renewal must be given three months prior to the then applicable term. Under his employment agreement, Mr. Buck is entitled to a severance payment equal to three months’ salary in the event he is terminated by the Company for any reason not related to cause. His employment agreement does not provide for any bonus entitlement upon termination. In the event of a change of control up to and including January 15, 2013, Mr. Buck is entitled to treat his employment as terminated and to receive 12 months’ salary at his then applicable base salary level. After January 15, 2013, Mr. Buck is entitled to a severance payment equal to three months’ salary upon a change of control.

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David Frydenlund	Mr. Frydenlund’s employment agreement renews each year for a one-year term, and notice of non-renewal must be given three months prior to the then applicable term. Under his employment agreement, Mr. Frydenlund is entitled to a severance payment equal to three months’ salary in the event he is terminated by the Company for any reason not related to cause. Mr. Frydenlund is also entitled to treat his employment agreement as terminated and receive his severance amount in the event of a change of control of the Company. Under his employment agreement, a change of control of the Company occurs upon the successful takeover of Denison. His employment agreement does not provide for any bonus entitlement upon termination. The Company is obligated to provide health and dental insurance for Mr. Frydenlund for a period of six months following his termination.

The table below is a summary of the compensation that would be paid to the NEOs if any of them is terminated on December 31, 2011 and includes situations of termination without cause and termination without cause in the event of a change of control.

Name	Separation Pay ($)	Bonus Payment ($)	Value of Options[1] ($)		Payment in lieu of Benefits ($)	Total ($)
Ron F. Hochstein[2]
• Termination without cause	966,327	242,648	Nil	[3]	183,602	1,392,577
• Termination without cause in the event of a change of control	966,327	242,648	Nil	[3]	183,602	1,392,577

James R. Anderson[2]
• Termination without cause	580,588	104,047	Nil	[3]	Nil	684,635
• Termination without cause in the event of a change of control	580,588	104,047	Nil	[3]	Nil	684,635

Harold R. Roberts
• Termination without cause	50,886	Nil	Nil		Nil	50,886
• Termination without cause in the event of a change of control	Nil	Nil	Nil		Nil	Nil

Philip G. Buck
• Termination without cause	50,561	Nil	Nil		Nil	50,561
• Termination without cause in the event of a change of control	202,245	Nil	Nil		Nil	202,245

David C. Frydenlund
• Termination without cause	50,831	Nil	Nil		Nil	50,831
• Termination without cause in the event of a change of control	50,831	Nil	Nil		Nil	50,831

Notes:

1.	Option values have been calculated using the closing price of the Shares on the TSX on December 31, 2011 of C$1.27, less the applicable exercise price of the outstanding options. Amounts have been translated into US$ using the December 31, 2011 closing exchange rate of 1.0170 for illustrative purposes.
2.	Amounts would be payable in C$, and have been translated into US$ using average an annual exchange rate of 0.9891 for 2011 for illustrative purposes.
3.	All options vest immediately if employment is terminated for a reason other than just cause or a Good Reason and are exercisable for a 90-day period. The value shown represents the incremental value of the NEOs’ unvested options as at December 31, 2011.

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Equity Compensation Plan Information

The Stock Option Plan

Denison has implemented a stock option plan (the “Stock Option Plan”) under which a fixed number of Shares have been authorized for issuance. The plan was first implemented in 1997, and was amended and updated in 2006, after shareholder and regulatory approval was obtained.

The purpose of the Stock Option Plan is to provide employees and directors of the Company compensation opportunities that will encourage share ownership and align their interests with those of Shareholders. The Stock Option Plan also allows the Company to attract, retain and motivate key personnel. The Compensation Committee administers grants under the Stock Option Plan. All grants are subject to the approval of the Board.

Key terms of the Stock Option Plan are:

•

The maximum number of Shares that may be reserved for issuance cannot exceed ten percent of the issued and outstanding Shares of the Company at the time of grant subject to a maximum of 20,000,000 Shares. This maximum number includes both Shares previously issued upon the exercise of options over the entire term of the Stock Option Plan since 1997 and Shares issuable under outstanding options under the Stock Option Plan, as amended. Any Shares subject to an option which for any reason are cancelled or terminated without having been exercised will again be available for grant under the Stock Option Plan. The maximum number of Shares that may be reserved for issuance to insiders of the Company under the Stock Option Plan and under any other share compensation arrangement is limited to ten percent of the Shares outstanding at the time of grant (on a non-diluted basis).

•

The Board has the authority under the Stock Option Plan to establish the option price at the time each option is granted. The option price may not be lower than the market price, for example, the closing price of the Shares as traded on the TSX on the last trading day preceding the date on which the option is approved by the Board.

•

The maximum option term to expiry for options granted under the Stock Option Plan is ten years after the date of grant. Options are not transferable other than by will or the laws of dissent and distribution. Typically, if an optionee ceases to be eligible under the Stock Option Plan, such as termination or resignation (but not death), each option held by such optionee will cease to be exercisable 30 days following the termination date. If an optionee dies, the legal representative of the optionee may exercise the optionee’s options within one year after the date of the optionee’s death but only up to and including the original option expiry date. The Stock Option Plan permits the Board to vary foregoing terms, provided the original term of an option grant is not changed.

There were no options held by the NEOs that were re-priced downward during the most recently completed financial year of the Company. The Company provides no financial assistance to facilitate the purchase of Shares to directors, officers or employees who hold options granted under the Stock Option Plan.

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The table below sets out number and price of Shares to be issued under the Stock Option Plan at the end of 2011.

Plan Category	Number of Shares to be Issued upon Exercise of Outstanding Options (as at December 31, 2011) (a)		Weighted –Average Exercise Price of Outstanding Options (as at December 31, 2011) (b)		Number of Shares Remaining Available for Future Issuance Under Stock Option Plan (excluding Shares reflected in (a)) (as at December 31, 2011)[1]
Equity Compensation Plans Approved by Shareholders[2]	7,464,414	[3]	C$	2.70	6,559,300

Equity Compensation Plans Not Approved by Shareholders	Nil			Nil	Nil

Notes:

1.	Based on 384,660,915 Shares outstanding on December 31, 2011. The aggregate number of Shares that may be issued pursuant to the Stock Option Plan, as amended, may not exceed ten percent of the number of Shares outstanding at the time of grant, subject to a maximum of 20,000,000. As at December 31, 2011, 13,440,700 options had been granted (less cancellations) since the Stock Option Plan’s inception in 1997. No additional options can be issued under DMI’s Legacy Plan.
2.	Reference is made to the disclosure regarding the Stock Option Plan in Note 22 in the Consolidated Financial Statements for the Year Ended December 31, 2011 available on SEDAR at www.sedar.com. In 2006, the Company assumed DMI’s Legacy Plan (defined below).
3.	This represents approximately 1.9% of the Shares outstanding on December 31, 2011.

DMI’s Legacy Plan

In 2006, Denison Mines Inc. (“DMI”) combined its business with IUC to form today’s Denison. As part of that business combination, the Company agreed to assume all of DMI’s obligations under its legacy stock option plan of DMI (the “DMI Legacy Plan”). As a result, DMI optionholders received 2.88 Shares for each DMI option exercised according to its terms at the time of grant. This business combination also resulted in the automatic vesting of all DMI options outstanding on December 1, 2006. On December 1, 2006, an aggregate of 1,411,115 options were outstanding under the DMI Legacy Plan, which were restated as 4,064,011 Denison options. No further grants can be made under the DMI Legacy Plan.

Additional Information

Additional information relating to the Company is available on Denison’s website (www.denisonmines.com), on SEDAR under the Company’s profile (www.sedar.com) and on EDGAR (www.sec.gov/edgar.shtml). Financial information related to the Company is contained in the Company’s financial statements and related management’s discussion and analysis for its most recently completed financial year.

You may request a printed copy of the following documents free of charge by writing to the Corporate Secretary of the Company at 595 Bay Street, Suite 402, Toronto, Ontario M5G 2C2:

•	The Company’s 2011 Annual Report, containing the Company’s consolidated financial statements and related management’s discussion and analysis for its year ended December 31, 2011;

•	Any subsequently quarterly report; or

•	the Company’s most recent Annual Information Form or Form 40-F.

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Appendix A

MANDATE OF THE BOARD, POSITION DESCRIPTIONS

AND LIMITS TO MANAGEMENT’S RESPONSIBILITIES

The Board of Directors of Denison Mines Corp. recognizes the importance of adopting a written mandate and for developing position descriptions for the Board, the Chair of the Board, the Chair of each Committee of the Board and the Chief Executive Officer (“CEO”), involving the definition of the limits to management’s responsibilities and has adopted the following amended terms of reference effective the 8th day of March, 2012.

1.	MANDATE AND POSITION DESCRIPTION FOR THE BOARD

(a) The Board has adopted the following mandate in which it explicitly acknowledges responsibility for the stewardship of the Corporation and, as part of the overall stewardship responsibility, responsibility for the following matters:

(i)	to the extent feasible, satisfying itself as to the integrity of the CEO and other executive officers and that the CEO and other executive officers create a culture of integrity throughout the organization;

(ii)	adoption of a strategic planning process and approving, on at least an annual basis, a strategic plan which takes into account, among other things, the opportunities and risks of the business;

(iii)	the identification of the principal risks of the Corporation’s business and ensuring the implementation of appropriate systems to manage these risks;

(iv)	succession planning, including appointing, training and monitoring senior management;

(v)	adopting a communications policy for the Corporation; and

(vi)	the Corporation’s internal control and management information systems.

(b) The Board takes its responsibilities very seriously and expects that all directors will participate in Board and Committee meetings on a regular basis, to the extent reasonably practicable, and will review all meeting materials in advance of each meeting. Attendance of directors shall be taken at each Board meeting by the Corporate Secretary or Assistant Corporate Secretary.

(c) At all times, a majority of the Board will satisfy the independence requirements set out by the Canadian Securities Administrators in Multilateral Instrument 52-110 and any other applicable laws and regulations as the same may be amended from time to time. The independent directors shall meet once per year to discuss the Corporation’s matters.

(d) The Corporation, together with its subsidiaries, is committed to conducting its business in compliance with the law and the highest ethical standards, and to the highest standards of openness, honesty and accountability that its various stakeholders are entitled to expect. The Audit Committee of the Board has established a Policy and Procedures for the Receipt, Retention and Treatment of Complaints Regarding Accounting or Auditing Matters, and the Corporation has established a Code of Ethics for Directors, Officers and Employees, which establishes procedures for directors, officers and employees to report any concerns or questions they may have about violations of the Code or any laws, rules or regulations. In addition, the Board will consider adopting other measures for receiving feedback from stakeholders if at any time the Board or its independent directors consider the foregoing to be inadequate.

(e) All new directors will receive a comprehensive orientation. This orientation may vary from director to director, depending on his or her expertise and past experience, but in each case will be sufficient to ensure that each director fully understands the role of the Board and its committees, the contribution individual directors are expected to make (including the commitment of time and resources that is expected) and an understanding of the nature and operation of the Corporation’s business.

(f) The Board will provide continuing education opportunities for all directors, where required, so that individual directors may maintain or enhance their skills and abilities as directors, as well as to ensure that their knowledge and understanding of the Corporation’s business remains current.

(g) Prior to nominating or appointing individuals as directors, the Board will consider the advice and input of the Corporate Governance and Nominating Committee on all relevant matters, including:

(i)	the appropriate size of the Board, with a view to facilitating effective decision making;

(ii)	what competencies and skills the Board, as a whole, should possess; and

(iii)	what competencies and skills each existing director possesses.

2. POSITION DESCRIPTIONS FOR THE CHAIR OF THE BOARD, THE LEAD DIRECTOR, AND THE CHAIR OF BOARD COMMITTEES AND THE CEO

(a) Where the Chair of the Board is not an independent director, in accordance with paragraph 1(c) of this Mandate and upon recommendation of the Corporate Governance and Nominating Committee, the Board will appoint from among the independent directors, a Lead Director to serve as such until the next meeting of shareholders where directors are elected, unless otherwise removed by resolution of the Board of Directors.

(b)	The Chair of the Board, if independent, or the Lead Director will:

(i)	act as the effective leader of the Board and ensure that the Board’s agenda will enable it to successfully carry out its duties;

(ii)	provide leadership for the Board’s independent directors;

(iii)	organize the Board to function independently of management, and ensure that the responsibilities of the Board are well understood by both the Board and management and that the boundaries between the Board and management responsibilities are clearly understood and respected;

(iv)	ensure that the Board has an opportunity to meet without members of management, regularly, and without non-independent directors at least once per year;

(v)	determine, in consultation with the Board and management, the time and places of the meetings of the Board;

(vi)	manage the affairs of the Board, including ensuring that the Board is organized properly, functions effectively and meets its obligations and responsibilities and mandates, where appropriate, through its duly appointed committees, including:

•	ensuring that the Board works as a cohesive team and providing the leadership essential for this purpose;

•	ensuring that the resources available to the Board (in particular timely and relevant information) are adequate to support its work;

•	ensuring that a process is in place by which the effectiveness of the Board and its committees is assessed on a regular basis;

•	ensuring that a process is in place by which the contribution of individual directors to the effectiveness of the board and committees is assessed on a regular basis: and

•	ensuring that, where functions are delegated to appropriate committees, the functions are carried out and results are reported to the Board.

(vii)	ensure that the Board has a succession planning process is in place to appoint the Chief Executive Officer and other members of management when necessary;

(viii)	co-ordinate with management and the Corporate Secretary or Assistant Corporate Secretary to ensure that matters to be considered by the Board are properly presented and given the appropriate opportunity for discussion;

(ix)	preside as chair of each meeting of the Board;

(x)	communicate with all members of the Board to co-ordinate their input, ensure their accountability and provide for the effectiveness of the Board; and

(xi)	act as liaison between the Board and management to ensure that relationships between the Board and management are conducted in a professional and constructive manner, which will involve working with the Chief Executive Officer to ensure that the conduct of Board meetings provides adequate time for serious discussion of relevant issues and that the Corporation is building a healthy governance culture.

The Chair of the Board or the Lead Director may, as the case may be, delegate or share, where appropriate, certain of these responsibilities with any committee of the Board.

(c) Any special responsibilities and authorities of the Chair of any committee of the Board will be set out in the Terms of Reference/Mandate for the Committee. In general, the Chair of a Committee shall lead and oversee the Committee to ensure that it fulfills its mandate as set out in the Committee’s Terms of Reference/Mandate. In particular, the Chair shall:

(i)	organize the Committee to function independently of management, unless specifically provided otherwise in the Committee’s Mandate;

(ii)	ensure that the Committee has an opportunity to meet without members of management as necessary;

(iii)	determine, in consultation with the Committee and management, the time and places of the meetings of the Committee;

(iv)	manage the affairs of the Committee, including ensuring that the Committee is organized properly, functions effectively and meets its obligations and responsibilities;

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(v)	co-ordinate with management and the Secretary to the Committee to ensure that matters to be considered by the Committee are properly presented and given the appropriate opportunity for discussion;

(vi)	provide advice and counsel to the CEO and other senior members of management in the areas covered by the Committee’s mandate;

(vii)	preside as chair of each meeting of the Committee; and

(viii)	communicate with all members of the Committee to co-ordinate their input, ensure their accountability and provide for the effectiveness of the Committee.

(d) The CEO, subject to the authority of the Board, shall have general supervision of the business and affairs of the Corporation and such other powers and duties as the Board may specify, from time to time. These responsibilities shall include making recommendations to the Board regarding the implementation, performance and monitoring, as the case may be, of each of the items referred to in paragraphs 2(b)(i) to (b)(viii) of this mandate and ensuring that procedures are in place and followed by the Corporation so that each of those items and any other requirement of the Board is implemented, performed and monitored in a prudent and responsible manner in accordance with the determinations of the Board. The Board will develop and approve periodically, as the Board considers necessary, the corporate goals and objectives that the CEO is responsible for meeting.

3.	LIMITS ON THE CEO’S AUTHORITY

(a) Unless specifically instructed otherwise by the Board, and except as set out in Section 127(3) of the Ontario Business Corporations Act (the “OBCA”), the CEO of the Corporation has the responsibility and authority to transact any business or approve any matter:

(i)	in the ordinary course of business of the Corporation; and

(ii)	that is not in the ordinary course of business of the Corporation, but that is not likely to result in a material change, within the meaning of the Ontario Securities Act, with respect to the Corporation; and

(b) In addition to those matters referred to in Section 127(3) of the OBCA, Board approval is required with respect to any business or matter that is not in the ordinary course of business of the Corporation and that is likely to result in a material change, within the meaning of the Ontario Securities Act, with respect to the Corporation.

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Denison mines corp. atrium on bay 595 bay street suite 402 toronto ontario m5g 2c2 t 416 979 f 416 979 5893 www. denisonmines.com tsx:dml nyse amex: dnn